Exhibit 2.6
AGREEMENT FOR THE SALE AND PURCHASE OF THE
SHARE CAPITAL IN THERAPHARM RECHERCHES TH.R.
FRENCH SALE AND PURCHASE AGREEMENT
Dated 23 December, 2008
APA RESEARCH SARL
and
Antoine Cournot
AND
ReSearch Pharmaceutical Services Netherlands B.V.
and
Research Pharmaceutical Services, Inc.
ALLEN & OVERY
Allen & Overy, Praha Advokátní kancelář

THIS AGREEMENT is made on 23 December, 2008
BETWEEN:
(1)	APA RESEARCH SARL a company incorporated under the laws of France (registered number 487 451 221 RCS Nanterre) whose registered office is at 60 rue Carnot 92100 Boulogne Billancourt, France, represented by its Manager (“Gérant”) Mr Antoine Cournot (the Seller);
(2)	ReSearch Pharmaceutical Services Netherlands B.V. a company incorporated under the laws of the Netherlands (registered number 34317078) whose registered office is at Strawinskylaan 3105 Atrium, 1077ZX Amsterdam 96550, represented by Mr. Jan Halama, according to the Power of Attorney (the Purchaser);
(3)	Research Pharmaceutical Services, Inc. a company incorporated under the laws of Delaware, the United States of America (registered number 4089101) whose registered office is at 1209 Orange Street Wilmington, County of New Castle, Delaware 19801, represented by Mr. Jan Halama according to the Power of Attorney (the US Guarantor); and
(4)	Mr. Antoine Cournot, French national, born on 15 October 1954 in Paris (75008), resident at 15 rue des Hortensias, 92500 Rueil Malmaison, France (the French Guarantor).
BACKGROUND:
(A)	The Seller is the owner of shares which represent all the issued share capital of the Company.
(B)	The Seller wishes to sell and the Purchaser wishes to purchase, all the issued share capital of the Company free from any Encumbrance on the terms and subject to the conditions set out in this agreement.
(C)	The Purchaser intends to acquire all the issued share capital of the Company with a view to sell the shares to RPS France shortly after Completion and in any case no later than 45 days after Completion.
(D)	The US Guarantor wishes to guarantee the fulfilment of all obligations of the Purchaser owed to the Seller under this agreement pursuant to clause 21; and
(E)	The French Guarantor wishes to guarantee the fulfilment of all obligations of the Seller owed to the Purchaser under this agreement pursuant to clause 21.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in schedule 8 apply throughout this agreement, unless the contrary intention appears.
1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.
1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE
2.1	Under the terms and conditions set forth by this agreement, the Seller shall sell and the Purchaser shall purchase the Shares in the Company. Within the time necessary to implement the reconveyance, and in any case no later than 45 days after Completion, the Purchaser shall transfer the Shares to RPS France.
2.2	The transfer of Shares from the Seller to the Purchaser shall become effective on Completion upon execution of the Short Form Agreement and registration of the transfer of the Shares from the Seller to the Purchaser in the share transfer register and the shareholders’ register held by the Company.
2.3	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them. It is agreed and understood that there are no dividends declared and unpaid at the Completion Date by the Company, the dividend referred to in part 4 of schedule 6 having been agreed to be waived by the Seller as described in part 4 of schedule 6.
2.4	The consideration for the sale of the Shares is set out in clause 4 and shall be further adjusted (if applicable) according to clause 5.
2.5	The Seller and the French Guarantor acknowledge that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Seller set out in this agreement.
2.6	The Purchaser and the US Guarantor acknowledge that the Seller enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Purchaser and of the US Guarantor set out in this agreement.
2.7	The Seller waives (and shall procure the waiver by its nominee(s) of) all rights of pre-emption which it (or such nominee(s)) may have (whether under any Company’s constitutional documents or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.
2.8	The Purchaser represents to the Seller that it has full authority and the requisite powers and available funds:
(a)	to buy the Shares and to pay in full the Cash Consideration; and
(b)	to sell the Consideration Shares to the Seller.
3.	COMPLETION
3.1	Completion shall take place immediately after the execution of this agreement.

3.2	At Completion:
(a)	the Seller shall observe and perform the provisions of part 1 of schedule 5; and
(b)	the Purchaser shall observe and perform the provisions of part 2 of schedule 5.
3.3	If for any reason the provisions in part 1 of schedule 5 are not fully observed and performed by the Seller as contemplated by clause 3.2(a), the Purchaser shall (in addition and without prejudice to all other rights or remedies available to it) not be required to complete the purchase of the Shares or shall fix a new time and date, not later than 11.00 a.m. on 23 December, 2008 for Completion by, in either case, giving notice to the Seller.
3.4	If for any reason the provisions in part 2 of schedule 5 are not fully observed and performed by the Purchaser as contemplated by clause 3.2(b), the Seller shall not (in addition and without prejudice to all other rights or remedies available to it) be required to complete the sale of the Shares.
3.5	If the Purchaser elects not to complete the purchase of the Shares under clause 3.3:
(a)	except for this subclause, clauses 1, 13.1, 15, 17, 18, 19.2, 19.3, 19.4, 20, 22, 23 and 24 and the provisions of schedule 8, all the provisions of this agreement shall lapse and cease to have effect; and
(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.
3.6	If the Seller elects not to complete the purchase of the Shares under clause 3.4, the provisions of clause 3.5 above shall apply mutatis mutandis.
4.	CONSIDERATION
4.1	The consideration for the sale of the Shares shall (subject to adjustment as provided in this agreement) be:
(a)	EUR 2,637,797 (in words: two million six hundred and thirty seven thousand, seven hundred and ninety seven euros) (Cash Consideration); and
(b)	the transfer by the Purchaser to the Seller of the Consideration Shares with full title and free from Encumbrances.
4.2	The Seller and the Purchaser agree that the amount of EUR 740,000 from the Cash Consideration shall be paid by the Purchaser to Applied Pharma Research SA on behalf of the Seller in order to release the Pledge. For the avoidance of doubt, the Purchaser’s obligation to pay this portion of the Cash Consideration to the Seller shall be deemed to be fulfilled by the payment thereof to Applied Pharma Research SA.
4.3	When issued, each of the Consideration Shares will have been duly authorized, validly issued, fully paid and non-assessable, shall not have been issued in violation of any preemptive rights, rights of first refusal, co-sale rights or similar rights or restrictions or other restriction on transfer existing under the US Guarantor’s articles of incorporation, by-laws or other agreement binding on the US Guarantor, and shall rank pari passu in all respects with the ordinary shares in the capital of the US Guarantor that are issued and outstanding at the date of issue of the Consideration Shares.
4.4	The Seller acknowledges that, except as stated in this agreement, neither the Purchaser, nor the US Guarantor, has made any representation or warranty which has caused the Seller to accept the Consideration Shares or on which the Seller has placed any reliance in agreeing to accept the Consideration Shares.
4.5	The Seller acknowledges and agrees that the Consideration Shares which are to be transferred to it pursuant to this agreement cannot be sold or otherwise dealt with except (i) in accordance with the by-laws of the US Guarantor; (ii) in accordance with clause 7 or 9.15; and (iii) in the manner described in the Escrow Agreement.
4.6	The Purchaser and the US Guarantor represent and warrant that there was no change in the US Guarantor’s by-laws in the year 2008.
5.	ADJUSTMENT TO CASH CONSIDERATION
5.1	If the Actual Net Current Assets calculated in accordance with schedule 6 and schedule 7 are less than the Required Net Current Assets (Negative Difference), the Cash Consideration shall be reduced following Completion by the amount of the Negative Difference, provided that up to EUR 800,000 (in words eight hundred thousand euros) of the Negative Difference may be repaid by the Seller to the Purchaser, instead of from the Cash Consideration, by the transfer to the Purchaser of the number of Escrowed Consideration Shares which has a total value, as specified in Section 3(a) of the Escrow Agreement, equal to the lower of EUR 800,000 (in words eight hundred thousand euros) and the amount of the Negative Difference. A transfer of such Consideration Shares shall constitute a mutual set-off of the Seller’s obligation to repay the amount of the Negative Difference against the Purchaser’s obligation to pay for the Consideration Shares.
5.2	If the Negative Difference exceeds EUR 800,000 (in words eight hundred thousand euros), the Seller shall repay to the Purchaser the amount of the Negative Difference exceeding EUR 800,000 by a cash payment to the Purchaser.
5.3	If the Actual Net Current Assets exceed the Required Net Current Assets, the Cash Consideration shall be increased following Completion by the amount by which the Actual Net Current Assets exceed the Required Net Current Assets.
5.4	Any payment (and/or transfer of any of the Escrowed Consideration Shares, if applicable) resulting from the adjustment pursuant to clauses 5.1, 5.2 or 5.3 (as applicable) shall be made within twenty (20) Business Days following the day on which either the Purchaser and the Seller agree in writing on the Completion Statement or, in the absence of a written agreement between them, following the day on which the Independent Accountants’ decision as to the Actual Net Current Assets is delivered in writing to the Purchaser and the Seller as contemplated by schedule 6. In case of the transfer of any of the Escrowed Consideration Shares, the Seller and the Purchaser shall jointly instruct the Escrow Agent to release such Escrowed Consideration Shares from escrow.
5.5	The Cash Consideration as adjusted pursuant to clause 5.1 or 5.3 (as applicable) shall be further adjusted following the expiry of 12 months after the date of this agreement by deducting the amount of the trade receivables of the Company shown on the Completion Statement which are not collected and shall remain overdue for more than 12 months after the date of this agreement (the Uncollected Debts). The Uncollected Debts shall be calculated by the Purchaser and notified to the Seller by the Purchaser by a written statement without undue delay following the expiry of 12 months after the date of this agreement. In the event of disagreement notified by the Seller to the Purchaser within fifteen (15) Business Days of the notification of the Purchaser’s calculation to the Seller, the principles agreed in schedule 6 and schedule 7 shall apply mutatis mutandis.
5.6	Any payment resulting from the second adjustment pursuant to clause 5.5 shall be made by the Seller to the Purchaser within twenty (20) Business Days following the day on which the statement of the Uncollected Debts is notified in writing by the Purchaser to the Seller as contemplated by clause 5.5 or, if disputed by the Seller, either (i) the day following the day the Seller and the Purchaser agree on the amount of Uncollected Debt; or (ii) in the absence of such agreement within the period stipulated under paragraph 3(b) of schedule 6 within twenty (20) Business Days following the day on which the matter is decided by the Independent Accountants.
5.7	If any amount of the Uncollected Debts is received by the Company after a payment has been made pursuant to clause 5.6, the Purchaser shall repay an equal sum to the Seller within twenty (20) Business Days following the day on which the payment is received by the Company.
5.8	If either any trade receivables of the Company which have been written off as bad debts, and hence which have not been taken into account in the Completion Statement, or any Uncollected Debts are subsequently received by the Company, the Purchaser shall pay to the Seller a sum equal to the amount, net of any Taxation due, of those trade receivables subsequently received by the Company, within twenty (20) Business Days following the day on which the payment is received by the Company.
5.9	If any specific provision in respect of a liability has been made by the Company and taken into account in the Completion Statement, and that liability does not arise, or does arise but is less than the amount of the relevant provision, the Purchaser shall pay to the Seller a sum equal to the amount, net of any Taxation due, of the amount by which the provision exceeds the relevant liability, within twenty (20) Business Days following the day on which the payment is received by the Company.
5.10	It is acknowledged by the parties that Required Net Current Assets has been set at a level which includes an anticipated amount of EUR 82,505.40 of Tax carry back losses to be utilised in 2009 (the 2009 Carryback). For the avoidance of doubt, the actual amount of the 2009 Carryback shall be agreed or determined in accordance with schedules 6 and 7, as with all other elements of Actual Net Current Assets.
5.11	If, according to the Completion Statement, Actual Net Current Assets (including, for the avoidance of doubt, the agreed or determined amount of the 2009 Carryback) are EUR 900,000 (in words: nine hundred thousand euro) or more, not taking into account an anticipated amount of EUR 99,829 of Tax carry back losses to be utilised in 2010 (the 2010 Carryback), then the amount of the 2010 Carryback, subject to agreement or determination of the actual amount of that 2010 Carryback in accordance with schedules 6 and 7, shall be added as a current asset to Actual Net Current Assets for the purposes of ascertaining the amount of any adjustment pursuant to this clause 5. If Actual Net Current Assets, including, the agreed or determined amount of the 2009 Carryback but not taking into account the 2010 Carryback, are less than EUR 900,000, no account shall be taken of any amount of the 2010 Carryback.
6.	INVESTMENT REPRESENTATIONS
The Seller as the recipient of the Consideration Shares upon Completion agrees, represents and acknowledges as follows:
(a)	The Seller represents that it is not located in the “United States,” as such term is defined under Regulation S of the United States Securities Act of 1933, as amended (the U.S. Securities Act), was not offered the Consideration Shares while in the United States, and is not a “U.S. person,” as such term is defined in Regulation S under the U.S. Securities Act (a U.S. Person) and that the Consideration Shares to be issued to the Seller will be acquired for investment for such person’s own account, not as a nominee or agent, and not for the account or benefit of, a person in the United States or a U.S. Person, and not with a view to the resale or distribution of any part thereof in the United States in violation of U.S. federal or state securities laws, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller acknowledges and agrees that the Consideration Shares are “restricted securities” as that term is defined in Rule 144 under the U.S. Securities Act.
(b)	The Seller represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person in the United States or to a U.S. Person, or any hedging transaction with any third person in the United States to a United States resident, with respect to any of the Consideration Shares.
(c)	The Seller understands that the Consideration Shares are not registered under the U.S. Securities Act on the ground that the sale provided for in this agreement and the issuance of the Consideration Shares hereunder is excluded from registration under the U.S. Securities Act pursuant to Regulation S thereof, and that the US Guarantor’s reliance on such exemption is predicated on the Seller’s representations set forth herein. The Seller hereby agrees to resell the Consideration Shares only in accordance with the provisions of Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act or pursuant to an exemption from such registration requirements. Prior to permitting any transfer of the Consideration Shares, the US Guarantor may request, and the Seller agrees to provide, if so requested, an opinion of counsel reasonably satisfactory to the US Guarantor that any resale or other transfer of the Consideration Shares is to be effected in a transaction meeting the requirements of Regulation S under the U.S. Securities Act or is exempt from registration under the U.S. Securities Act. The Seller further agrees not to engage in hedging transactions with regard to Consideration Shares unless in compliance with the U.S. Securities Act.

(d)	The Seller represents that:
(i)	the Seller has received all the information the Seller has requested from the Purchaser and the US Guarantor and considers necessary or appropriate for deciding whether to acquire the Consideration Shares;

(ii)	the Seller has the ability to bear the economic risks of the Seller’s prospective investment; and

(iii)	the Seller understands that no public market currently exists in the United States for any of the US Guarantor’s securities and that the US Guarantor has made no assurances that a public market in the United States will ever exist for the Consideration Shares.
(e)	The Seller has been informed and understands and agrees that a legend substantially similar to the one set forth below will be placed on the certificates for the Consideration Shares until such time as it is no longer required under applicable U.S. federal and state securities laws, and stop transfer instructions may be placed with the transfer agent of the Consideration Shares:
THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND IS A RESTRICTED SECURITY (AS DEFINED IN RULE 144 UNDER THE U.S. SECURITIES ACT). THIS SECURITY

MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A OR REGULATION S THEREUNDER.
THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A (IF AVAILABLE) (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION, AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT, IN ACCORDANCE WITH RULES 904 AND 905 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE SECURITY REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO TRANSFER RESTRICTIONS WHICH REQUIRE THAT IN ADDITION TO ANY CERTIFICATIONS REQUIRED FROM A TRANSFEROR AS SET FORTH ON THE REVERSE OF THIS CERTIFICATE, PRIOR TO THE EXPIRATION OF A DISTRIBUTION COMPLIANCE PERIOD OF AT LEAST SIX MONTHS, THE TRANSFEREE CERTIFIES AS TO WHETHER OR NOT IT IS A U.S. PERSON, WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT AND MUST PROVIDE CERTAIN OTHER CERTIFICATIONS AND AGREEMENTS. PRIOR TO PERMITTING ANY TRANSFER, THE COMPANY MAY REQUEST AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS TO BE EFFECTED IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE U.S. SECURITIES ACT OR IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT.
7.	DEPOSIT OF CONSIDERATION SHARES
7.1	On Completion, the Seller as sole beneficial owner shall deposit 50 per cent of the Consideration Shares with the Escrow Agent for a period of three years by way of continuing security for the payment and satisfaction of any Claim that the Purchaser may have against the Seller under this agreement. Further terms of the deposit and security arrangement, including the terms of release of the deposited Consideration Shares over the three year security period, are set out in the Share Escrow Agreement. If the Seller at any time proposes to the Purchaser the replacement of the Escrow Agent by a new escrow agent, the Seller and the Purchaser shall in good faith co-operate in the appointment of such new escrow agent provided that the new escrow agent:
(a)	accepts the principles agreed in the Share Escrow Agreement;

(b)	accepts English as the governing language of the escrow arrangement;

(c)	has a reasonable level of experience of providing the relevant type of escrow services; and

(d)	makes a reasonable proposal on the escrow fees to be charged.
7.2	Without prejudice to clause 7.1 above, the Seller shall not, during the period of one year after Completion (the Lock-Up Period) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Consideration Shares without the prior written consent of the Purchaser. The provisions of this subclause shall also apply to any other securities for the time being representing or replacing or derived from the Consideration Shares (whether by way of a stock split, reverse stock split or recapitalisation), other than any such securities as may be acquired for cash by way of rights or other issue and other than stock dividends, and references in this clause to a Consideration Shares shall be construed accordingly. The same restrictions as set out in this clause 7.2 shall apply with respect to any of the Escrowed Shares for the whole period during which such Escrowed Shares remain deposited in escrow pursuant to the terms of the Share Escrow Agreement.
7.3	If the Company dismisses the Seller or otherwise terminates the Service Agreement with the Seller between the second and the third anniversary of Completion, the Purchaser will procure that the Escrow Agent releases to the Seller within twenty Business Days of such termination the Consideration Shares which are at that time deposited under the Share Escrow Agreement less the number of Consideration Shares having an aggregate value equal to the value of any unresolved pending Claim notified prior to date of such termination in accordance with clause 9.6.
7.4	The restrictions in clause 7.2 shall not:
(a)	apply to transfers of any Consideration Shares by the Seller to the Purchaser pursuant to clause 5.1 or 9.15(b) or 9.15(c) of this agreement; or
(b)	prevent the Seller from selling any of the Consideration Shares which are not deposited under the Share Escrow Agreement in order for the Seller to be able to pay its tax liability resulting from the sale of the Shares provided that the Seller demonstrates to the reasonable satisfaction of the Purchaser that it does not have sufficient funds to pay such tax liability otherwise; or
(c)	prevent the Seller’s heirs from selling any of the Consideration Shares which are not deposited under the Share Escrow Agreement in order for the Seller’s heirs to be able to pay their tax liability resulting from the inheritance of the Consideration Shares.
(d)	Subject to clause 7.5, after the expiry of the Lock-Up Period, there shall be no limitation on the Seller’s right to offer, sell, etc. any of the Consideration Shares (or any shares representing, replacing, derived from or that represent dividends on the Consideration Shares) that are not deposited under the Share Escrow Agreement, except for limitations resulting from applicable securities laws.

7.5	The Seller shall, upon request from the US Guarantor or a securities dealer who purchases the US Guarantor’s common stock as principal in an underwritten public offering and not as part of such securities dealer’s market-making activities (the Underwriter), cooperate fully in any public offering of the US Guarantor’s common stock, which cooperation shall include, without limitation, the preparation and execution of lock-up agreements, underwriting agreements, registration statements, questionnaires and documents requested by regulatory authorities in connection with the public offering of the US Guarantor’s common stock, and any other customary documents related to an underwritten public offering of stock. Notwithstanding the foregoing, the Seller shall not be required to give any representations and warranties except with respect to itself unless otherwise agreed.
7.6	Nothing in this clause shall prevent:
(a)	a disposal pursuant to a court order; or
(b)	a renunciation of a right to subscribe for shares (where such right is derived from the Consideration Shares) or a failure to take up any such right; or
(c)	the Seller from accepting a general offer made for all or a portion of the issued share capital of the US Guarantor (other than any issued share capital held by the offeror and/or persons acting in concert with the offeror); or
(d)	the Seller from executing an irrevocable commitment to accept such a general offer, or a disposal or agreement to dispose of shares to a person who has made or announced his intention to make, or has a bona fide intention to make, such an offer; or
(e)	if the US Guarantor makes an offer to its shareholders to purchase its own shares or proposes a scheme of arrangement, a disposal or agreement to dispose of any Consideration Shares pursuant to that offer or scheme; or
(f)	the passing of title to the Consideration Shares to the heirs, personal representatives or legal representatives of the Seller upon the Seller’s death or officially declared incapacity for legal acts, subject to the terms and conditions of the Share Escrow Agreement.
8.	LOANS AND GUARANTEES
8.1	There is no indebtedness of any kind (whether or not presently payable) by the Company to the Seller or any person connected with the Seller. If it is established at any time after Completion that there was any such indebtedness as at Completion, then the Seller shall (or shall procure that the relevant person connected with it to which that indebtedness is owed shall) waive that indebtedness at no cost to the Purchaser or the Company.
8.2	The Seller shall procure that on Completion the Company is released from any guarantee or indemnity in respect of another person’s obligations, which it has given and which has not been disclosed in the Disclosure Letter.

9.	CLAIMS
9.1	The Seller, subject to the provisions of clause 9.3 below and of schedule 4, represents and warrants to the Purchaser that:
(a)	except as fully and fairly disclosed to the Purchaser in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed), each of the statements set out in schedule 3 (the Warranted Statements) is true and accurate; and
(b)	all information contained or referred to in the Disclosure Letter is in all material respects true and accurate and, to the best of the Seller’s knowledge, complete.
9.2	The Seller shall indemnify the Purchaser by the payment to the Purchaser of an amount equal to:
(a)	a reduction in the amount of the Company’s aggregate net assets (in French “Actif Net”) which is the consequence of an increase in the amount of liabilities or a decrease in the value of assets resulting from an event, matter or circumstance occurring prior to 31 December 2007, provided that, for the avoidance of doubt, any decrease in assets or increase in liabilities shall be looked at in the aggregate and shall hence be offset against any increase in other assets or decrease in other liabilities including cancellation of provisions (“reprise de provision”); or
(b)	the Compensation arising from any of the Warranted Statements being untrue or inaccurate as the Completion Date or the date indicated in the relevant Warranted Statement; or
(c)	Losses incurred by the Company arising in respect of any Taxation required to be paid (net of applicable deductible or of retrievable taxes) by the Company after Completion which is due in relation to events occurring or profits earned on or before Completion and which is not recorded in the Accounts or the Completion Statement; or
(d)	Losses incurred by the Company after Completion arising from the conduct prior to Completion of any Past Agreement; or
(e)	Losses incurred by the Company after Completion arising from the conduct prior to Completion of an Existing Clinical Trials Agreement, to the extent that the cause of the Losses is proved to be attributable wholly to the conduct of that Existing Clinical Trials Agreement before Completion. For the avoidance of doubt the Seller shall not be liable for Losses (i) the cause of which is proved to be attributable to the conduct of an Existing Clinical Trials Agreement both before and after Completion; or (ii) the cause of which is proved to be attributable to the conduct of an Existing Clinical Trials Agreement after Completion; or (iii) the cause of which cannot be proved to be attributable to the conduct of an Existing Clinical Trials Agreement either before or after Completion; or
(f)	Losses incurred by the Company after Completion arising from the guarantee issued by the Company for the benefit of Mrs. Iria Barbaro securing the payment of rent in connection with the apartment rented by Mr. Emmanuel L. Marin, an employee of the Company.

For the avoidance of doubt and subject also to clause 9.13, the liability of the Seller to pay a Claim for indemnification made by the Purchaser other than one made pursuant to subclauses 9.2(a) and 9.2(b) will not be limited or qualified in any respect by the contents of the Disclosure Letter.
9.3	Prior to signing this agreement, the Purchaser and the US Guarantor conducted due diligence with respect to the Company. The Purchaser and the US Guarantor represent and warrant that they have no actual knowledge of any breach of the Warranted Statements by the Seller on the basis of the data and information disclosed by the Seller to the Purchaser and the US Guarantor during the due diligence, other than those matters which have been disclosed to them in the Disclosure Letter and items in respect of which indemnification is given under clauses 9.2(c) to 9.2(e).
9.4	Except in relation to matters disclosed in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed) and to matters of which the Purchaser or the US Guarantor has actual knowledge on the date of this agreement, none of the Warranties shall be treated as qualified by any event, matter or circumstance which it is claimed that the Purchaser or the US Guarantor or their agents or advisers should have known.
9.5	In order to avoid double indemnification, (i) the same Claim occurring as a result of a breach of more than one Warranted Statement shall only be indemnified once and (ii) the Purchaser shall not be entitled to make a Claim under more than one paragraph of subclause 9.2 in respect of any Loss or Compensation arising out of the same matter or circumstance.
9.6	The Purchaser shall promptly, after it becomes aware of a matter which is likely to give rise to a Claim, give written notice (a Claim Notice) to the Seller specifying that matter. If that Claim arises from a claim against the Company or the Purchaser by a third party (including, but not limited to, an inquiry from a Taxation Authority) (a Third Party Claim), the Claim Notice shall be given within 20 calendar days from the date when the Purchaser (or the Company if the French Guarantor is no longer a manager or an employee under the Service Agreement of the Company at the time of the Third Party Claim) becomes aware of the Third Party Claim or sooner if the Third Party Claim requires a response from the Purchaser earlier than the date falling 20 calendar after the date when the Purchaser (or the Company if the French Guarantor is no longer a manager or an employee under the Service Agreement of the Company at the time of the Third Party Claim) becomes aware of the matter. Failure of the Purchaser to give the Claim Notice within the time periods specified above shall not release, waive or otherwise affect the Seller’s obligations with respect thereto except to the extent that the Seller is prejudiced as a result of that failure, in which case the indemnification in respect of the relevant Claim shall be reduced but only to the extent of that prejudice. A Claim Notice shall specify the matter in enough reasonable detail to enable the Seller to appreciate its scope and its merits, and in the case of a Third Party Claim shall be accompanied by the documentation received by the Purchaser containing details of the Third Party Claim.
9.7	If a Claim arises as a result of a Third Party Claim, the Seller may, but will not be obliged to, give a written notice to the Purchaser that it elects to assume at its own expense the conduct of the defence against the Third Party Claim, including selection of legal advisors.
9.8	Irrespective of whether the defence against a Third Party Claim is conducted by the Purchaser/Company or the Seller:
(a)	that party shall keep the other party periodically and fully informed of the progress of the legal action and shall inform the other party sufficiently in advance so it can exercise its rights, attend hearing or similar proceedings and participate in the preparation of all written documents;

(b)	that party shall not assume any liability or make any settlement on behalf of the Company or the other party without that other party’s prior written consent which shall not be unreasonably withheld;
(c)	both parties shall co-operate in the defence of the Third Party Claim and the Purchaser shall to the extent permitted by applicable law:
(i)	procure that the Company gives reasonable access to the Seller, its representatives and advisors to all documents and information necessary to instruct a claim and to defend its own interests and the Company’s interests;

(ii)	provide, at the Seller’s expense, copies of those documents; and

(iii)	procure that the Company gives reasonable access to the Seller, its representatives and advisors to the Company’s employees, representatives and statutory auditors.
9.9	During the period of thirty (30) calendar days from receiving a Claim Notice (Cure Period), the Seller may either use its reasonable efforts to cure the matter or circumstance which shall have given rise to a Claim or shall advise the Purchaser that it elects not to cure the matter or circumstance. In the event that within the Cure Period, the Seller neither cures the matter or circumstance giving rise to the Claim nor disputes the Claim Notice, the Seller shall pay within ten Business Days from the end of the Cure Period to the Purchaser the requested amount of the Claim. If within the Cure Period the Seller notifies its disagreement to the Purchaser with the Claim, or with the requested amount of the Claim, in either case, then the Seller shall within twenty Business Days from either the date of an amicable settlement between the Seller and the Purchaser, or, in the absence of an amicable settlement, the date of the relevant arbitral award in accordance with clause 23, pay to the Purchaser the agreed or adjudicated amount of the Claim.
9.10	If, following service by the Purchaser of a Claim Notice, the defence against a Third Party Claim is conducted by the Seller, the corresponding amount of the Claim arising from such Third Party Claim shall be paid by the Seller to the Purchaser within ten Business Days from the latter of (i) the date when the Company is required, pursuant to a final non-appealable court, arbitration or administration decision, expert determination or settlement agreement, to pay the Third Party Claim and (ii) the date when the Claim has been agreed or adjudicated pursuant to the terms of this agreement. Furthermore, if the Seller wishes to appeal against a decision in favour of the third party making the Third Party Claim and such appeal is subject to provisional performance (“exécution provisoire”) or such decision orders the Company to make a payment before a relevant appeal may be filed, the Seller will make such payment on behalf of the Company as a refundable advance (“avance de fonds”) the payment of which (i) does not impair in any event the Seller’s right to challenge the Claim; and (ii) shall be refunded to the Seller if the Third Party Claim in question is successfully appealed, to the extent that a Loss incurred by the Company in connection with the Third Party Claim is recovered by the Company.
9.11	The Purchaser shall (and procure that the Company shall) take all reasonable action to avoid or mitigate any Losses or Compensation that may give rise to a Claim. In all events and if possible, the Seller and the Purchaser agree to co-operate in good faith and provide each other with reasonable assistance in connection with any matter which is likely to give rise to a Claim.
9.12	The Warranties and any Claim shall be subject to the limitations and other provisions set out in this agreement and schedule 4.

9.13	Nothing in this agreement (except for clause 9.5), schedule 4 or in the Disclosure Letter shall qualify or limit the liability of the Seller in relation to:
(a)	any of those Warranted Statements set out in paragraphs 1.3 (Ownership of the Shares), 1.12 (Insolvency), and 1.1(a) and (b) (Capacity and consequences of sale) of schedule 3; or
(b)	any Claim attributable to a deliberate misrepresentation (in French “Dol” as defined by Article 1116 of the French Civil Code) on the part of the Seller,
EXCEPT THAT notwithstanding any provisions of this agreement to the contrary, the maximum aggregate liability of the Seller in respect of any and all Claims under this agreement (including the Seller’s liability arising from the adjustment pursuant to clause 5 and, for the avoidance of doubt, any Claims covered within the limit specified in paragraph 3.1 of schedule 4) shall not exceed EUR 8,792,656 (in words: eight million seven hundred and ninety two thousand six hundred and fifty six euros; and

EXCEPT THAT notwithstanding any provisions of this agreement to the contrary, the liability of the Seller in relation to any of those Warranted Statements set out in paragraphs 1.12 (Insolvency), and 1.1(a) and 1.1(b) (Capacity and consequences of sale) of schedule 3 shall terminate on the fourth anniversary of Completion.

Liability of the Seller in relation to Warranted Statements other than as set out in subclauses (a) and (b) above and other Claims under 9.2 shall be limited in accordance with paragraph 3.1 of schedule 4.

The Purchaser shall not have the right to make a Claim under clause 9.2 to the extent that provision is made for the matter in question, or its payment or discharge is reflected, in the Accounts or the Completion Statement or the adjustment pursuant to clause 5.
9.14	The Purchaser shall further not have the right to make a Claim to the extent that either:
(a)	it arises as a result only of a change in the legislation including but not limited to law of Taxation announced after the date of this agreement; or
(b)	it would not have arisen but for a change after Completion in GAAP and the accounting bases upon which the Company values its assets.
9.15	In case of a Claim other than for an adjustment pursuant to clause 5, the Seller shall settle it at its option by:
(a)	a cash payment to the Purchaser; or
(b)	the transfer to the Purchaser of such number of the Consideration Shares as has a total value corresponding to the amount of the Claim, as set forth in the Escrow Agreement; or

(c)	a combination of (a) and (b).
9.16	A transfer of Consideration Shares pursuant to clause 9.15 shall constitute a mutual set-off of the Seller’s obligation to pay the amount of the Claim against the Purchaser’s obligation to pay for the Consideration Shares.

10.	PURCHASER’S WARRANTIES
The Purchaser represents and warrants to the Seller that:
(a)	it has the power to execute and deliver this agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;
(b)	this agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;
(c)	all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be);
(d)	the Consideration Shares will be legally and validly issued and shall be free of any Encumbrance;
(e)	the Purchaser is a corporation duly organized and validly existing under the laws of the Netherlands and has all requisite corporate power to own its properties and carry on its business as now being conducted;
(f)	there is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which questions the valid execution, delivery or performance by the Purchaser of its obligations under this agreement or any of the other documents referred to herein, or the consummation by the Purchaser of the transaction contemplated hereby; and
(g)	neither the execution of this agreement by the Purchaser nor the consummation or performance of the contemplated transaction by the Purchaser will give any person the right to prevent, delay, or otherwise interfere with the contemplated transaction pursuant to:
(i)	any provision of the Purchaser’s organizational documents;

(ii)	any resolution adopted by the board of directors or the shareholders of the Purchaser;

(iii)	any legal requirement or order to which the Purchaser may be subject; or

(iv)	any contract to which the Purchaser is a party or by which the Purchaser may be bound.
10.2	The Purchaser shall indemnify the Seller against any Losses suffered by the Seller arising from any of the Purchaser’s warranties which would be untrue or inaccurate.
11.	IMITIS
11.1	As soon as practicable after Completion and in any event before 30 June, 2009, the Seller in co-operation with the Company and other shareholders in IMITIS shall use reasonable efforts to procure completion of the following steps:

(a)	IMITIS shall transfer to the Company all of its contracts with employees, Existing Clinical Research Agreements, intellectual property rights and fixed and other assets, at a price to be mutually agreed by the Seller and the Purchaser, such price to be as low as possible subject to applicable law and transfer pricing regulations;
(b)	all shareholder indebtedness owed by IMITIS to the Company or any persons related to it shall be waived;
(c)	other liabilities owed by IMITIS to third parties shall be settled at the expense of the Seller, provided that such expense may be shared by the Seller with other shareholders in IMITIS subject to their mutual agreement;
(d)	IMITIS shall enter into and complete winding-up/liquidation proceedings, provided that associated reasonable legal fees shall be borne by the Company. Any other costs or expenses shall be settled by the Seller, provided that such costs or expenses may be shared by the Seller with other shareholders in IMITIS subject to their mutual agreement.
11.2	All shareholder indebtedness owed by IMITIS to the Company and an amount of reasonable legal fees not exceeding EUR 5,000 and associated with the winding-up/liquidation proceedings of IMITIS as envisaged under clause 11.1(d) and all liabilities of IMITIS shall be ignored for the purposes of the calculation of the Actual Net Current Assets.
11.3	In the event that the operations anticipated in clause 11.2 cannot be completed, the Purchaser and the Seller shall cooperate and negotiate in good faith on the taking of any alternative steps which could lead to the same results as contemplated in clause 11.1, without additional costs to the Company and the Seller.
12.	PROTECTIVE COVENANTS
12.1	The Seller and the French Guarantor covenant with the Purchaser and the Company that they shall not:
(a)	be concerned in any business carrying on business in France, which is competitive with the Business; or
(b)	except on behalf of the Company, canvass or solicit orders for services similar to those being provided by the Company at Completion from any person who is at Completion or has been at any time within 2 years prior to Completion a client of the Company; or
(c)	induce or attempt to induce any person who is at Completion a director or senior employee of the Company to leave the employment of the Company; or
(d)	employ or attempt to employ any person who is at Completion a director or senior employee of the Company; or
(e)	do or say anything which is harmful to the reputation of the Company (provided that this shall not prevent the Seller from defending itself in any litigation with the Company, the Purchaser or the US Guarantor) or which may lead a person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all; or

(f)	make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, the Company or to any of the employees, clients or suppliers of the Company (provided that this shall not prevent the Seller from defending itself in any litigation with the Company, the Purchaser or the US Guarantor); or
(g)	use or (insofar as he/she can reasonably do so) allow to be used (except by the Company) any trade name used by the Company at Completion or any other name intended or likely to be confused with such a trade name.
12.2	The Seller’s and the French Guarantor’s obligations arising from the protective covenants stated in subclauses 12.1(a) to 12.1(e) above shall lapse upon the expiration of a period of 24 months after Completion.
12.3	For the purposes of this clause:
(a)	a person is concerned in a business if he/she carries on the business as principal or agent or if:
(b)	is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or
(c)	has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or
(d)	is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, the Seller and any person connected with that person or any Seller (the Investors) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and
(e)	references to the Company include its successors in business.
12.4	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.
12.5	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.
12.6	Notwithstanding any provision of this clause 12, the French Guarantor shall be entitled to carry on his activities as a member and a member of executive bodies of professional associations in connection with the business of the Company such as EUCROF and ARCROF.
12.7	Notwithstanding any provision of this clause 12, the French Guarantor shall be entitled to continue holding his shares in the capital of the Seller, on the basis that the Seller is not engaged in any respect whatsoever with activities which compete, or might in the future be reasonably regarded as competing, with the business and activities of the Company.
13.	ANNOUNCEMENTS
13.1	No party shall, and each party shall procure that no adviser shall, make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion, without the other party’s prior approval which shall not be unreasonably withheld.
13.2	The Seller shall also procure that the Company and advisers shall not make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter on or before Completion.
13.3	Nothing in this clause prevents any announcement being made with the written approval of the other parties, which shall not be unreasonably withheld or delayed.
14.	LIABILITY OF THE SELLER
There is no clause 14 in this agreement.
15.	NOTICES
15.1	Any notice or other communication to be given under this agreement shall be in writing (which includes fax but not email) in English and must be delivered in person, or sent by recognised international courier service, by recorded delivery letter or by fax to the party to whom it is to be given as follows:
(a)	to the Seller at:
APA Research SARL
60, rue Carnot
92100 Boulogne Billancourt

Fax: + 33 1 46 99 94 51

Marked for the attention of: Mr. Antoine Cournot,

with a copy to Seller’s counsel:
Cournot Association d’Avocats
91, rue du Faubourg Saint Honoré
75008 Paris
France
Facsimile: (33) (0) 40 06 19 20
(b)	to the French Guarantor at:

Mr Antoine Cournot
15, rue des Hortensias
92500 Rueil Malmaison

Fax: + 33 1 46 99 94 51

Marked for the attention of Mr Antoine Cournot,

with a copy to the Seller’ counsel:
Cournot Association d’Avocats
91, rue du Faubourg Saint Honoré
75008 Paris
France
Facsimile: +33 (0) 40 06 19 20
(c)	to the Purchaser at:
ReSearch Pharmaceutical Services Netherlands B.V. Strawinskylaan 3105 Atrium 1077ZX Amsterdam 96550 The Netherlands Fax: +1 484-533-2018 Marked for the attention of Dan Perlman and Steve Bell,
(d)	to the US Guarantor at:
ReSearch Pharmaceutical Services Inc. 520 Virginia Drive Fort Washington, PA 19034 USA Fax: +1 484-533-2018 Marked for the attention of Dan Perlman and Steve Bell, or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause.
15.2	Any notice or other communication shall be deemed to have been given:
(a)	if delivered by hand or courier, at the time of delivery;
(b)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission, provided that a copy of the fax is sent by recorded delivery letter with acknowledgment of receipt (“lettre recommandée A.R.”) within two (2) Business Days; and

(c)	if sent by recorded delivery letter with acknowledgment of receipt (“lettre recommandée A.R.”) on the date on which it is received within eight (8) calendar days after the registered letter is presented for the first time at the address of the receiving party.
Only the notices to the Seller and/or the French Guarantor and/or the Purchaser and/or the US guarantor shall be deemed to be validly delivered. For the avoidance of doubt, the delivery of a copy to the Seller’s and/or French Guarantor’s counsel shall not be deemed to be a valid notice.
15.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the fax was properly addressed and transmitted, as the case may be.
15.4	This clause shall not apply in relation to the service of any summons (“assignation”) or service of notice, order, judgment (“signification de jugement”), or other judicial document relating to or in connection with any proceedings, suit or legal action arising out of or in connection with this agreement.
16.	FURTHER ASSURANCES
16.1	On or after Completion the Seller shall, at its own cost and expense, other than the stamp duties (“droits d’enregistrement”) which shall be borne by the Purchaser or its assignees, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Shares in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement and the other Transaction Documents.
16.2	In relation to the Company, the Seller shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to this agreement and the other Transaction Documents.
17.	ASSIGNMENTS
17.1	The Purchaser may freely assign the benefit of this agreement and any other Transaction Document to a wholly owned subsidiary of the US Guarantor without the approval of the Seller and if it does so:
(a)	the assignee may enforce the obligations on the part of the Seller under this agreement and under any other Transaction Document as if it had been named in this agreement and any other Transaction Document as the Purchaser;
(b)	as between the Seller and the Purchaser, the Seller may, in addition to enforcement against the assignee, nevertheless enforce this agreement and any other Transaction Document against the Purchaser and the US Guarantor as if the assignment had not occurred;
(c)	the assignment shall not in any way operate so as to increase the liability of the Purchaser or the Seller under this agreement or any other Transaction Document; and
(d)	the Purchaser shall remain jointly and severally liable with the assignee.

17.2	Except as permitted by this clause, none of the rights or obligations under this agreement or any other Transaction Document may be assigned or transferred without the prior written consent of the Seller and the Purchaser.
18.	PAYMENTS
18.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement (including any payment by the US Guarantor or the French Guarantor) shall be made in Euro by transfer of the relevant amount into the account of the party due to receive the payment. Such account shall, not less than three (3) Business Days before the date that payment is due, be notified in writing by the party receiving payment to the party due to make the payment.
18.2	If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of LIBOR plus 2 per cent, which interest shall accrue from day to day and be compounded monthly.
18.3	If the Seller or the Purchaser, as the case may be, is required by law to make a deduction or withholding in respect of any sum payable under this agreement, the Seller or the Purchaser, as the case may be, shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser or Seller, as the case may be, of such additional amount as shall be required to ensure that the net amount received by the Purchaser or the Seller, as the case may be, will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
18.4	Without prejudice to any other rights or remedies available to it, the Purchaser may deduct from any amount payable by it under this agreement any sum due to it under the provisions of clause 9. This right shall not be assignable by the Purchaser to a third party without the Seller’s consent, except as a part of an assignment pursuant to clause 17.1.
18.5	Unless provided otherwise in this agreement, any payment under this agreement shall be made in euros. For the purpose of USD/EUR conversion under this agreement, the applicable USD/EUR rate shall be the nominal effective exchange rate quoted by the European Central Bank at the date of the relevant Claim Notice in case of a Claim and in other cases the due date for making the relevant payment.
19.	GENERAL
19.1	Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.
19.2	Except as otherwise expressly provided in this agreement each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement. Stamp duties (“droits d’enregistrement”) or similar levies that may become payable as a result of this agreement or the transfer of the Shares pursuant thereto shall be borne by the Purchaser.
19.3	This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as original signatures.
19.4	The rights of each party under this agreement:
(a)	may be exercised as often as necessary;
(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.
Subject to the exercise of the Purchaser’s rights within the time limits referred to in clause 9.12 above and subject to the terms of clause 9.6 above, delay in exercising or non-exercise of any such right is not a waiver of that right.
20.	WHOLE AGREEMENT
20.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.
20.2	Each party acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in the Transaction Documents) made by or on behalf of any other party before the entering into of this agreement and that it does not have any rights in respect of any such express or implied representation, warranty, collateral contract or other assurance.
20.3	Subject to clause 9.13 and schedule 4, nothing in this clause limits or excludes any liability for deliberate misrepresentation (in French “Dol” as defined by Article 1116 of the French Civil Code).
21.	GUARANTEES
21.1	The US Guarantor hereby acknowledges having full and perfect knowledge of all its obligations under this agreement, notably their nature and scope, and hereby irrevocably guarantees to the Seller the fulfilment of all of the Purchaser’s obligations under this agreement should the Purchaser not fulfil them when due (“caution”). The Parties agree that the Seller shall have the right to make a claim to the US Guarantor only after a notice sent by the Seller to the Purchaser to comply with the agreement remains ineffective for fifteen (15) days (“mise en demeure restée sans effet”) with copy notified (by way of notice) to the US Guarantor sent on the same day. Consequently, the Seller shall then be entitled to initiate any legal or judicial action against the US Guarantor and the Purchaser provided that the summons/claim specifically requests and the judgment/arbitration award sentences the US Guarantor to execute the decision/award to the extent that it has not been enforced against the debtor within thirty (30) Business Days after the service of the summons to pay (“à défaut par le débiteur principal d’exécuter la decision dans les dix jours suivant la signification d’un commandement de payer”). For the avoidance of doubt the US Guarantor will not be entitled to further claim the benefit of discussion (“bénéfice de discussion”) before the court.

21.2	The French Guarantor hereby acknowledges having full and perfect knowledge of all its obligations under this agreement, notably of all the obligations set out in clauses 12 (Protective Covenants), schedule 3 (Warranted Statements) and schedule 4 (Limitations on Claims), their nature (nature) and scope (l“étendue). He hereby irrevocably guarantees to the Purchaser the fulfilment of all of the Seller’s obligations under this agreement should the Seller not fulfil them when due (“caution”). The Parties agree that the Purchaser shall have the right to make a claim to the French Guarantor only after a notice sent by the Purchaser to the Seller to comply with the agreement remains ineffective for fifteen (15) days (“mise en demeure restée sans effet”) with copy notified (by way of notice) to the US Guarantor sent on the same day. and Consequently, the Purchaser shall then be entitled to initiate any legal or judicial action against the French Guarantor and the Seller provided that the summons / claim specifically requests and the judgment/arbitration award sentences the French Guarantor to execute the decision/award to the extent that it has not been enforced against the debtor within thirty (30) Business Days after the service of the summons to pay (“à défaut par le débiteur principal d’exécuter la decision dans les dix jours suivant la signification d’un commandement de payer”). For the avoidance of doubt the French Guarantor will not be entitled to any further claim the benefit of discussion (“bénéfice de discussion”) before the court.
21.3	Any notice sent under clauses 21.1 and 21.2 above shall be deemed to be delivered in accordance with provisions of clause 15. The obligations of the US Guarantor and the French Guarantor under this clause 21 shall survive termination of this agreement (a) as to any obligations of the Seller or the Purchaser (as relevant) which survive termination of this agreement, and (b) as to any obligations of the Seller or the Purchaser (as relevant) which remained unsatisfied as of the termination of this agreement.
21.4	The US Guarantor hereby represents and warrants to the Seller that:
(a)	the US Guarantor has the power to execute this agreement and validly perform its obligations hereunder;
(b)	the US Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America;
(c)	the execution, delivery and performance by the US Guarantor of its obligations under this agreement do not violate or conflict with any of the terms or provisions of the certificate of incorporation or by-laws of the US Guarantor;
(d)	the execution, delivery and performance of this agreement and the other documents contemplated hereby are within the corporate power and authority of the US Guarantor, have been duly authorized by all necessary corporate action on the part of the US Guarantor and constitute a valid and binding agreements for the US Guarantor, enforceable against it in accordance with its terms;
(e)	there is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending or, to the knowledge of the US Guarantor, threatened against the US Guarantor, which questions the valid execution, delivery or performance by the US Guarantor of its obligations under this agreement or any of the other documents referred to herein, or the consummation by the US Guarantor of the transaction contemplated hereby;
(f)	the US Guarantor has filed or furnished, as applicable, all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished, as applicable, by it with the US Securities and Exchange Commission (the SEC) since December 1, 2007. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that US Guarantor may file subsequent to the date hereof until the Completion) are referred to herein as the SEC Reports. As of their respective dates, the SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the US Securities Act of 1933, as amended, or the US Securities Exchange Act of 1934, as amended (the Exchange Act), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the US Guarantor’s subsidiaries is required to file any forms, reports or other documents with the SEC;
(g)	the financial statements of the US Guarantor included in the SEC Reports, as of their respective dates, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (US GAAP) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the US Guarantor and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments);
(h)	the US Guarantor has no material liabilities of the type required by US GAAP to be reported in a balance sheet included in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K other than (i) those required to be set forth or adequately provided for in the balance sheet included in the US Guarantor’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Balance Sheet”), or (ii) those incurred in the ordinary course of business since the date of the Balance Sheet, consistent with past practices;
(i)	Except as disclosed in the SEC Reports, since the date of the most recent unaudited financial statements included in the SEC Reports and through the date of this agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the US Guarantor’s capital stock, (ii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, the US Guarantor, (iii) any material change in any method of accounting or accounting practice by the US Guarantor except for any such change required by a change in US GAAP, or (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.
21.5	The US Guarantor covenants and agrees that it shall not cancel the trading of its common stock on AIM prior to December 31, 2008.

21.6	The US Guarantor shall indemnify the Seller against any Losses suffered by the Seller resulting from any of the US Guarantor’s warranties being untrue or inaccurate.
22.	GOVERNING LAW
This agreement and any non-contractual obligations arising out of or in connection with it shall be governed by French law.
23.	DISPUTE RESOLUTION
All disputes arising out of or in connection with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator, if the dispute involves an amount of less than EUR 500,000, and by three arbitrators, if the dispute involves an amount of EUR 500,000 or more, to be appointed in accordance with those Rules. The place of arbitration shall be Geneva, Switzerland and the language of proceedings shall be English, except that this shall not require the translation into English language of documentary evidence.
24.	LANGUAGE
Except with respect to the Service Agreements, and subject to clause 23 above the language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands or requests to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless another language is used in this agreement or the document or communication is a statutory or other official document or communication, in which case that other language shall prevail.
AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1
GROUP COMPANIES
PART 1
COMPANY

Company name:	THERAPHARM RECHERCHES TH.R. SAS
Registered number:	319.378.774 RCS Nanterre
Registered office:	60 rue Carnot, 92100 Boulogne Billancourt, France
Date and place of incorporation:	July 1, 1980, France
Directors:	Mr Antoine Cournot — Chairman. No directors
Secretary:	None
VAT number:
Accounting reference date:	January 1st through December 31st
Auditors:	Statutory: Contrôle Audit Conseil
3/5 rue de Metz — 75010 Paris
Deputy: Ferco
150 boulevard Masséna — 75013 Paris
Authorised capital:	38,043 Euros
Issued capital:	38,043 Euros
PART 2
IMITIS

Company name:	IMITIS SAS
Registered number:	498 218 908 R.C.S. Nanterre
Registered office:	60 Rue Carnot, 92100 Boulogne Billancourt
Date and place of incorporation:	30 May 2007, France
Directors:	Mr Antoine Cournot — Chairman. No directors.
Secretary:	None.
Accounting reference date:	January 1st through December 31st
Auditors:	Statutory: Contrôle Audit Conseil 3/5 rue de Metz — 75010 Paris

Deputy: Ferco
150 boulevard Masséna — 75013 Paris
Authorised capital:	37,200 Euros
Issued capital:	37,200 Euros
Shareholders:	IMEREM Institut für medizinisches Forschungsmanagement und Biometrie GmbH INFOCIENCIA S.L.
M&M Clinical Research Enterprise
THERAPHARM RECHERCHES TH.R.

SCHEDULE 2
LEASEHOLD PROPERTIES

Description:	Commercial lease (“bail commercial”)
Date of and parties to lease:	March 9th & 16th 2007
Fortis Assurances SA et Therapharm Recherches
Legal owner:	Fortis Assurances SA
Beneficial owner:	Therapharm Recherches
Term:	December 21, 2015
Present rent:	385,548 € Before V.A.T per year + charges + taxes
Next rent review:	December 20, 2008
Present use:	Office space

Description:	Accommodation Lease Agreement (“contrat de location à usage d’habitation »)
Date of and parties to lease:	June 28, 2006: Mrs Baggi (maiden name : Genercand) and Therapharm Recherches
Legal owner:	Mrs Baggi (maiden name: Genercand)
Beneficial owner:	Therapharm Recherches
Term:	June 26, 2007. Renewable each year tacitly This lease will be terminated on December 31, 2008
Present rent:	43,600 € Including VAT, per year + charges + taxes
Next rent review:	June 26, 2009
Present use:	Accommodation provided by the Company

Description:	Lease agreement (“bail administratif”)
Date of and parties to lease:	December 29, 1997: City of Caen and Therapharm Recherches
Legal owner:	City of Caen
Beneficial owner:	Therapharm Recherches
Term:	December 31, 2007. Text of renewal agreement currently being negotiated.
Present rent:	77,535 Euros (in 2007) Before VAT, per year + charges + taxes
Next rent review:
Present use:	Activity of clinical research

SCHEDULE 3
WARRANTIES
1.	GENERAL
1.1 Capacity and consequences of sale
(a)	The Seller has the requisite capacity, power and authority to execute and deliver this agreement and each of the other Transaction Documents and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.
(b)	Each of the other Transaction Documents to which the Seller is or will be a party will, when executed, constitute legal, valid and binding obligations of the Seller in accordance with its terms.
(c)	The execution and delivery by the Seller of this agreement and of each of the other Transaction Documents and the performance of the obligations of the Seller under it and each of them do not and will not:
(i)	conflict with or constitute a default under any provision of:
(A)	any agreement or instrument to which the Seller or the Company is a party; or

(B)	the constitutional documents of the Company; or

(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller or the Company is bound; or
(ii)	relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or
(iii)	result in the creation or imposition of any Encumbrance on any of the Shares or any of the property or assets of the Company.
(d)	All consents or authorisations from, and notices or filings, other than those relating to issuance and offer of the Consideration Shares, with, governmental or other French authority (other than anti-trust authorities) or any other third person that are necessary to enable the Seller to execute, deliver and perform its obligations under this agreement and each of the other Transaction Documents have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.
1.2	Recitals and Schedules
(a)	The particulars relating to the Company and the Properties set out in the recitals and the schedules to this agreement are true and accurate.
(b)	All information supplied by the Seller to the Purchaser or its agents and advisers is accurate and complete in all material respects.

1.3	Ownership of the Shares
(a)	The shares, details of which are set out opposite “issued capital” in schedule 1, constitute the whole of the issued share capital of the Company and are fully paid up.
(b)	The Seller is the sole owner of the Shares and has full power, right and authority to transfer such Shares to the Purchaser.
(c)	No person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.
(d)	There is no Encumbrance on, over or affecting any of the Shares and no person has claimed to be entitled to any such Encumbrance.
1.4	Subsidiaries and associations
(a)	The Company holds a 20% shareholding in IMITIS free from any Encumbrance.
(b)	IMITIS has been duly incorporated and properly formed and is validly existing under French law.
(c)	other than as set out in the Disclosure Letter, IMITIS holds no assets, has no employees, is not a party to any Clinical Trials Agreements or any other agreement and conducts no business and has no liabilities.

(d)	The Company:
(i)	does not hold nor beneficially owns nor has agreed to acquire any securities of any other company other than IMITIS; or
(ii)	is not, nor has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).
(e)	Other than as set out in the Disclosure Letter IMITIS, has no other outstanding indebtedness owing from IMITIS to the Seller, or any person connected with the Seller.
1.5	Seller’s other interests
Neither the Seller nor any person connected with the Seller is concerned in any business which is competitive with the business of the Company.
1.6	Constitutional documents, statutory books and returns
(a)	The Company has been duly incorporated and properly formed and is validly existing under the respective law.
(b)	The copy of the by-laws (“statuts”) is accurate in all material respects and has annexed or incorporated copies of all resolutions or agreements required by applicable laws to be so annexed or incorporated.
(c)	The register of members and other statutory books and registers of the Company have been properly kept in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.

(d)	All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to the registrar of companies or his equivalent have been correctly made up in all material respects and duly filed or delivered.
1.7	Licences and consents
The Company has, and has at all times in all material respects complied with the terms and conditions of, all licences (including statutory licences), authorisations and consents necessary to own and operate its assets and to carry on its business as it does at present and no circumstances exist which may result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that may prejudice the renewal of any of them.
1.8	Compliance with statutes
Neither the Company, nor any of the officers, or to the best of the Seller’s knowledge, employees of the Company (during the course of his duties), has done or omitted to do anything material which is a contravention of any statute, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of the Company.
1.9	Litigation
(a)	The Company is not engaged in any litigation, arbitration or alternative dispute resolution proceedings and there are no such proceedings threatened in writing by or against the Company.
(b)	So far as the Seller is aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against the Company.
(c)	The Company is not the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Seller is aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.
1.10	Ownership of assets
(a)	At the Accounts Date all the assets included in the Accounts were owned by the Company and full and accurate particulars of all fixed assets acquired or agreed to be acquired by the Company since the Accounts Date are set out in the Disclosure Letter.
(b)	Except for current assets offered for sale or sold in the ordinary course of business, the Company has not since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.
(c)	None of the property, assets, goodwill (“fonds de commerce”) of the Company is subject to any Encumbrance.
(d)	The assets of the Company comprise all the assets necessary for the continuation of its business as carried on at the date of this agreement.

1.11	Vulnerable prior transactions
There has been no transaction pursuant to or as a result of which (i) any of the Shares or (ii) any asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.
1.12	Insolvency
(a)	For the purposes of this paragraph, Insolvency Proceedings means any form of bankruptcy, liquidation, receivership, administration, or scheme with creditors, interim or provisional supervision by the court or court appointee (“Procedure de Sauvegarde, Redressement Judiciaire, Liquidation Judiciaire, Mandataire ad hoc, Règlement Amiable ”), whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court.

(b)	The Company or any part of its assets is not subject to any Insolvency Proceedings.
(c)	The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.
(d)	There are no circumstances which require or would enable any Insolvency Proceedings to be initiated which would be reasonably likely to be successful in respect of the Company or any part of its assets or undertaking of the Company.
(e)	There are no transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings pending on the date of this agreement in relation to the Company or any person with whom the Company has dealt or any of its assets or undertaking (whether or not such proceedings have commenced) whether as transactions at undervalue, in fraud of or against the interests of creditors, preferences or Paulian actions or similar concepts or legal principles.
1.13	Environmental matters
(a)	In this paragraph:
(i)	Dangerous Substance means any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form) that is capable (alone or in combination) of causing harm to man or any other living organism or of damaging the Environment or public health or welfare (including controlled, clinical, special or hazardous waste, polluting, toxic or dangerous substances, radiation, noise, vibration, electricity and heat);
(ii)	Environment means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man;
(iii)	Environmental Law means any and all applicable laws and regulations, judgments, orders and decisions concerning the protection of the Environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Dangerous Substance;

(iv)	Regulatory Authority means any governmental authority, agency, or any other court having jurisdiction over the Company in respect of any Environmental Law;
(v)	Relevant Property means any property or part thereof now or previously owned, leased, occupied or controlled by the Company;
(b)	Neither the Seller nor the Company has received any notice or other communication from which it appears that the Company has been, is or may be in violation of any Environmental Law.
(c)	No Dangerous Substance has been used, disposed of, stored, transported, or emitted at, on, from or under any Relevant Property nor has the Company or any other person or entity for which the Company can be liable, disposed of, stored, transported, or emitted any Dangerous Substance at, on, from or under any other place.
(d)	A copy of all environmental or health and safety assessments, audits, reviews or investigations, whether in draft or final form, which concern in whole or in part (directly or indirectly) the current or previous operations of the Company or any matter relating to the Environment at any Relevant Property and which are in the possession or control of the Seller or the Company, are set out in or annexed to the Disclosure Letter.
(e)	The Company will not be responsible (wholly or in part) for the performance of any injunction by a Regulatory Authority or any court decision for any clean up or other corrective action in relation to any Relevant Property or is subject to any investigation or inquiry by any Regulatory Authority at any Relevant Property.
(f)	Neither the Seller, nor the Company has ever stored waste on, treated waste at or transported waste onto any Relevant Property.

2. ACCOUNTS AND FINANCIAL
2.1 Accuracy of Accounts
The Accounts:
(i)	have been prepared in accordance with GAAP and the applicable law and regulations;
(ii)	when legally required have been audited by a certified auditor who has rendered an auditor’s certificate without qualification;
(iii)	correctly state the assets and liabilities of the Company and give a true and accurate view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date or (as the case may be) in respect of the periods for which they were prepared;
(iv)	contain in accordance with GAAP either provisions adequate to cover all Taxation and other liabilities of the Company as at the Accounts Date; and

(v)	have been duly filed in accordance with applicable law.
2.2	Valuation of work in progress and fixed assets
(a)	The Accounts have been prepared applying and adopting the same policies, methods and procedures as were applied and adopted in the Company’s accounts for the financial period ending 31 December 2006.
(b)	In the Accounts there are adequate provisions in accordance with GAAP for any losses in respect of ongoing projects and/or work in progress to the extent that such losses shall be reasonably determined.
2.3	Trade receivables
(a)	Trade receivables included in the Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts less any provisions for bad and doubtful debts included in the Accounts.
(b)	To the best of the Seller’s knowledge, any debt owing to the Company at the date of this agreement (other than the debts included in the Accounts) will in the ordinary course of collection realise its nominal amount less any provisions for bad and doubtful debts included in the Accounts.
2.4	Books and records
All accounts, books, ledgers and other financial records of the Company have been properly maintained in all material respects and give a true and accurate view of the matters which ought to appear in them and where required by law have been duly filed.
2.5	Position since Accounts Date
Since the Accounts Date:
(i)	the Company has conducted its business in the ordinary course of business;

(ii)	the Company has not entered into any contract not in the ordinary course of business;
(iii)	there has been no material deterioration in the turnover, the trading performance or the financial position of the Company;

(iv)	the Company has paid its creditors within the times agreed with them;
(v)	no asset of a value or price in excess of EUR 50,000 has been acquired or disposed of or agreed to be acquired or disposed of by the Company on the fixed assets account, and no contract involving expenditure by it on the fixed assets account in excess of EUR 50,000 in total has been entered into by the Company;
(vi)	no dividend or other distribution of profits or assets nor any bonus or similar payments to the Seller or the French Guarantor has been declared, made or paid by the Company, it being noted that a dividend declared in 2007 but not yet paid has as at Completion been waived by the Seller on the basis set out in part 4 of schedule 6;
(vii)	no resolution of the Company in a shareholder meeting has been passed (including, in particular but without limitation to, a resolution to issue share capital) other than normal resolutions in the annual shareholders meeting;
(viii)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Company prior to the normal maturity date;
(ix)	the Company has not made any payment or incurred any liability to the Seller except in the ordinary course of business on normal commercial terms; and

(x)	no fixed asset of the Company has been re-valued.
2.6	Dividends and distributions
All dividends or other distributions of profits or assets declared, made or paid within the period of four years prior to Completion have been declared, made and paid in accordance with law and its constitutional documents.
2.7	Borrowings, loan capital and guarantees
(a)	Except as disclosed in the Accounts and in the Disclosure Letter, the Company has not outstanding any loan capital or any money borrowed, including money raised by acceptances or debt factoring, or any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity given in respect of a third party’s liability.
(b)	The total amount borrowed by the Company does not exceed (i) any limitation on borrowing contained in its constitutional documents or (ii) any limitation in any contract or arrangement to which it is a party (including its overdraft facilities).
2.8	Government grants
The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

2.9	Loans
The Company has not lent any money which has not been repaid to it or owns the benefit of any debt (whether present or future, actual or contingent) other than loans stated in the Accounts or in the Disclosure Letter and included in Required Net Current Assets.
2.10	Shareholder debt
There is no outstanding indebtedness owing from the Company to the Seller or any person connected with the Seller. There are no amounts owed to the Company by the Seller or any person connected with the Seller.

3. COMMERCIAL
3.1 Clients
The Disclosure Letter contains a complete and accurate list of clients of the Company in respect of each of which during the two financial years immediately preceding the Accounts Date a volume in excess of 5 per cent of the annual turnover was realised.
3.2	Contracts and outstanding offers
(a)	The Company has observed and performed in all material respects the terms and conditions on its part to be observed and performed under each of the contracts to which it is a party.
(b)	The Company will not be required after the date of this agreement to undertake any work or supply any services, except on normal commercial terms under a contract entered into on or before the date of this agreement.
(c)	No offer, tender or the like which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of the business of the Company.
3.3	Material contracts
(a)	The Disclosure Letter contains a complete and accurate list of all Clinical Trials Agreements and all contracts, arrangements, or obligations (a) to which the Company is a party and (b) which:
(i)	is of a value of more than 10 per cent of the turnover of the Company expected by the Seller for the current financial year or is for a term 3 years or more from its effective date; or

(ii)	is not in the ordinary course of the Company’s business; or
(iii)	is expected by the Seller to result in a loss to the Company on completion of performance; or
(iv)	is of an onerous nature or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or
(v)	involves the supply of services the aggregate value of which will represent in excess of 10% of the turnover of the Company expected by the Seller for the current financial year; or

(vi)	requires payment of any sum by the Company in any currency other than Euro; or
(vii)	is for the provision of management or similar services to the Company and which is not terminable by the Company on less than three months’ notice without compensation,
(together the Material Contracts).
(b)	The Company has not received any notice of default under any of its Material Agreements.

3.4	Agencies etc.
The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.
3.5	Confidential information
To the best of the Seller’s knowledge, neither the Company nor any predecessor in business of the Company has during the two years prior to the date of this agreement (except (A) in the normal and proper course of the Company’s day-to-day business or (B) to the Company’s professional advisers or (C) as required by law and regulations or to obey a court order or to defend itself in any litigation proceedings or the like) disclosed to any person other than the Purchaser:
(i)	any of the secret or confidential information or property of the Company, including any financial information, plan, statistics, document, file, client list, marketing information, records or papers; or
(ii)	any other information relating to the Company’s business or affairs the disclosure of which might or could cause loss or damage to or adversely affect the Company; or
(iii)	any secret or confidential information relating to any customer, client, employee or agent of the Company or to any other person who has or has had any dealings with the Company.
3.6	Intellectual property
(a)	No activities of the Company (or of any licensee under any licence granted by the Company) infringe or are likely to infringe any Intellectual Property Right of any third party and no written claim has been made against the Company or any such licensee in respect of such infringement.
(b)	Full and accurate particulars of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by the Company are set out in the Disclosure Letter. Each such Intellectual Property Right is legally and beneficially owned, free from any Encumbrance, solely by the Company identified in the Disclosure Letter as its owner.
(c)	Full and accurate particulars of or, in the case of a document, a copy of all licence and other agreements relating to any Intellectual Property Right to which the Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by the Company are set out in or annexed to the Disclosure Letter. The Company is not in material breach of any such agreement and, to the best of the Seller’s knowledge, no third party is in material breach of any such agreement.
(d)	All the Intellectual Property Rights referred to in subparagraph 3.6(b) above and all the agreements referred to in subparagraph 3.6(c) above are valid and subsisting and nothing material has been done or omitted to be done by the Company, and, so far as the Seller is aware, nothing material has been done or omitted to be done by any third party, which would materially jeopardise the validity or subsistence of any of such Intellectual Property Rights or of any of such agreements. None of such Intellectual Property Rights or agreements is subject to or contains any restriction which adversely affects the Company’s ability to use it for the purpose of its business.
(e)	The Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this agreement. None of such Intellectual Property Rights nor the Company’s ability to use any of such Intellectual Property Rights will be affected by the execution and completion of this agreement and acquisition, direct or indirect, of the Shares by the Purchaser.
(f)	To the best of the Seller’s knowledge there has been no unauthorised use by any person of any Intellectual Property Right or confidential information of the Company.
3.7	Equipment
Each item of equipment of the Company, owned or used by it:
(i)	is in good repair and condition (subject to fair wear and tear);

(ii)	is in satisfactory working order; and

(iii)	has been properly serviced and maintained.
3.8	Insurance
(a)	All the assets and undertaking of the Company of an insurable nature (including the Properties) are and have at all material times been insured in amounts representing their full replacement or reinstatement value against risks normally insured in France by persons carrying on in France the same classes of business as those carried on by the Company and the Company is now and has at all material times been adequately covered against accident, damage, injury, third party loss and other risks normally covered by insurance as well as any liabilities that may arise under any Past Agreement.
(b)	A copy of each of the insurance policies effected in whole or in part for the benefit of the Company and current as at the date of this agreement are set out in or annexed to the Disclosure Letter.
(c)	All such insurance policies are currently in full force and effect and nothing material has been done or omitted to be done (including any failure to report on a timely basis any matter or circumstance to the insurer concerned) which could make any such policy void or voidable in whole or in part and there is no claim outstanding under any such policy.

(d)	The Company has, and has had, all insurances required by applicable law.
(e)	No insurance policies under which the Company claims have been made, or could in future be made, contain any relevant change of control or other relevant cancellation or price increase clause.
3.9	Data and records
(a)	For the purposes of this paragraph, Data Protection Legislation means applicable laws and regulations in France concerning the protection and/or processing of personal data.
(b)	All the records and all data and information of the Company are recorded, stored, maintained, operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company. The Company has not disclosed to any third party any such records, data or information.
(c)	The Company has complied in all material respects with all relevant requirements of Data Protection Legislation, including:
(i)	the data protection principles established in that legislation;

(ii)	requests from data subjects for access to data held by it; and
(iii)	the requirements relating to the notification by data controllers to the relevant data protection regulator of their processing of personal data.
(d)	The Company has not received any notice from any data protection regulator in any jurisdiction, a data controller or a data subject alleging non-compliance with any Data Protection Legislation (including data protection principles), requiring the Company to change or delete any data or prohibiting any transfer of data.
(e)	No individual has claimed compensation in writing from the Company under any Data Protection Legislation, including for unauthorised or erroneous processing or loss or unauthorised disclosure of data.
3.10	Business names
The Company carries on business under its own corporate name and under the IMITIS name and not any other name.
3.11	Powers of attorney
The Company has not granted any power of attorney or similar authority which remains in force.
3.12	Systems compliance
(a)	For the purposes of this paragraph, Systems means all the software, hardware and technology that are material to the Company in connection with the operation of its business as currently conducted.
(b)	Neither the Company nor, to the best of the Seller’s knowledge, any third party, is in material breach of any material agreement relating to the Systems to which the Company is a party.
(c)	The Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems. The Systems and the Company’s ability to use all or any part of the Systems will not be affected by the execution and completion of this agreement or acquisition, direct or indirect, of the Shares by the Purchaser.
(d)	The Systems have been maintained in accordance with the manufacturer’s instructions. There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the two year period ended on the date of this agreement which have had a material adverse effect on the operations of the Company.

4. TAXATION
4.1 General
(a)	All Taxation of any nature whatsoever for which the Company is liable and which has fallen due for payment has been duly paid.
(b)	All notices, computations, returns and ancillary filings which ought to have been given or made, have been properly and duly submitted by the Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities. All records which the Company is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by the Company, have been duly kept and are available for inspection at the premises of the Company.
(c)	The Company has not asked for any extensions of time for the filing of any tax returns or other documents relating to Taxation.
(d)	All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Accounts have been duly made and are not likely to be disputed by any Taxation authority.
(e)	The amount of Taxation chargeable on the Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession or agreement with any Taxation Authority (not being a concession or agreement available to companies generally). The Company is not subject to a special regime in respect of Taxation.
(f)	The Company within the statutory limitation period in each relevant jurisdiction has not paid or become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.
(g)	The Company within the past twelve months has not been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and neither the Seller nor the Company are aware of any such investigation, audit or visit planned for the next twelve months.
4.2	Payments
All rents, interest and other amounts paid or payable by the Company in the period since the Accounts Date, or for which there is a subsisting obligation for the Company to pay in the future, are or will be wholly allowable as deductions or charges in computing the income of the Company for Taxation purposes subject to the applicable laws.
4.3	Deductions and withholdings
(a)	The Company has made all deductions in respect, or in account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.
(b)	The Company has not received any notice from any Taxation Authority which required or will require any of them to withhold Taxation from any payment made since the Accounts

Date (in respect of which such withheld Taxation has not been accounted for in full to the appropriate authority).
4.4	Depreciation and tax bases
The Seller does not anticipate any challenge to be made to the Company’s treatment of depreciation of any asset for Taxation purposes.
4.5	Capital gains
The Company has not disposed of or acquired any assets since the Accounts Date in circumstances such that the disposal price or acquisition cost of the asset would be treated for Taxation purposes as being different from the consideration given or received.
4.6	Tax grouping
(a)	The Company has not, nor at any time in the past has had, its tax affairs dealt with on a consolidated basis nor have any of them entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of its profits, gains or losses, except as set out in the Disclosure Letter which gives full details of any such arrangement that the Company has entered into. Such details include a list with registered names and particulars of any companies or entities which at any time have participated or are currently participating in such arrangement as well as full details explaining the scope of the arrangement.
(b)	Except as provided in the Accounts, the Company is not, or will not be, under any obligation to make or have any entitlement to receive any payment in respect of any period ending on or before the Accounts Date under any arrangements referred to in sub-paragraph 4.6(a) above.
4.7	Completion
Except for stamp duty (“droits d’ enregistrement”), no charge to Taxation will arise on the Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of the agreement.
4.8	Tax Residence
The Company is not treated for any Taxation purpose as resident in a country other than the country of its registered seat and the Company has not, nor has had in the past a branch, agency or permanent establishment in a country other than the country of its registered seat.
4.9	Secondary liability
The Company is not and nor will become liable to Taxation chargeable primarily on any other person, body of persons, entity or company.
4.10	Transfer pricing
No transactions involving the Company have taken place, or are in existence, which are not at arm’s length such that any provision relating to incorrect transfer pricing might be invoked by a relevant Taxation Authority.

4.11	Deemed income and gains
Except as provided in the Accounts, there has been no transaction to which the Company is a party that, for Taxation purposes, qualifies as a hidden distribution of profits, constructive dividend, or other taxable income or gain.
4.12	Value added tax
(a)	The Company is duly registered for the purposes of VAT in its country of incorporation.
(b)	The Company has complied with all statutory provisions, rules, regulations and orders concerning VAT, including the making on time of accurate returns and payments and the maintenance of records. The Company has taken all the appropriate measures and has made all the appropriate verifications, including notably with third parties, to secure its right to recoup VAT.
(c)	The Company has not made any exempt supplies in the current or preceding VAT year applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.
4.13	Reorganisations and mergers
The Company has not claimed nor been granted exemptions from Taxation in connection with reorganisations or mergers during the current financial year or the previous five financial years. Reorganisations or mergers which take effect on or before Completion will not give rise to the assessment or payment of Taxation after Completion.

5. PROPERTIES
5.1 General
(a)	At Completion, the Company will not own any land, buildings or premises and will not have entered into any agreement, option or pre-emption to acquire any land, buildings or properties.
(b)	The Company is fully and solely entitled to use as a tenant the relevant Leasehold Properties listed in schedule 2 and is in exclusive occupation of the relevant Leasehold Property.
(c)	Each Property is used in compliance in all material respects with all applicable planning and building regulations.
5.2	Leases
(a)	In relation to each Leasehold Property, all consents necessary to the grant of that lease were obtained.
(b)	The terms of the lease under which each Leasehold Property is held (each being a Lease) are such as would normally be found in a lease of the same type as the Lease and, there are no outstanding rent reviews.
(c)	Each Lease complies with all applicable laws and regulations, is in full force and effect and the Company has in all material respects fully complied with its obligations under it.
(d)	No notice has been given or received under any Lease for breach of Lease which would allow termination of that Lease and there is no subsisting dispute between the Company and the lessee or beneficiary in relation to any Lease.
5.3	Roads and services
The Company has a permanent legal right free from onerous and unusual conditions to use all roads, footpaths, conduits and other facilities serving each Leasehold Property in the manner in which they are presently used.
5.4	Covenants
(a)	There is no covenant, restriction, burden or stipulation affecting any Leasehold Property which is of an onerous or unusual nature or which conflicts with its present use or materially affects its value.
(b)	To the best of Seller’s knowledge, no material breach of any covenant which is contained in any Lease which would allow termination of that Lease is outstanding and the rent payable under each Lease has been paid up to date.
5.5	Disputes
(a)	There are no disputes regarding boundaries, rights, covenants or other matters relating to any Lease or any Leasehold Property or the use of that Leasehold Property.
(b)	No Leasehold Property is subject to rights of restitution of it in favour of any former owner with or without compensation.

5.6	Repair
All Leasehold Properties are in all material respects in good repair and in good condition and are in such state of repair and condition subject to fair wear and tear as to be substantially fit for the purpose for which they are at present used and do not contain any substance or material which is defective or a risk to health or safety.

6. EMPLOYEES AND EMPLOYEE BENEFITS
6.1 Particulars disclosed
(a)	The list annexed to the Disclosure Letter contains names of all the employees of the Company and the particulars of their employment set out in that list are accurate and complete.
(b)	The terms and conditions of employment of all employees of the Company are in all material respects in accordance with the standard terms and conditions disclosed to the Purchaser, including any and all details about employee benefits and entitlements provided by law or Convention Collective.
6.2	Employees and terms and conditions of employment
(a)	On Completion, the Company will not employ or have any obligation to employ or have seconded to it any person other than the persons who have been disclosed pursuant to paragraph 6.1(a).
(b)	No employee of the Company in the list mentioned in paragraph 6.1(a) above has given, or has been given, notice of termination of his employment other than in the ordinary course of business.
(c)	The Company has enacted all regulations required by applicable labour laws, including without limitation all regulations regarding its remuneration system, work rules and social benefits matters. Such regulations, as well as employment agreements to which the Company is a party, comply in all material respects with all applicable laws.
(d)	The Company has not any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee and no such sums have been paid (whether pursuant to a legal obligation or contract or ex gratia) since the Accounts Date.
(e)	Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments after the Accounts Date, no sum is owing or promised to any employee of the Company.
(f)	The Company has made any loan or advance, or provided any financial assistance to any employee or past or prospective employee of the Company, which is outstanding.
6.3	Disputes
(a)	The Company has in all material respects complied with its obligations to applicants for employment, its employees and former employees, any relevant trade union, works council and employee representatives.
(b)	No claim in relation to the Company’s employees or former employees has been made against the Company or against any person whom the Company is liable to indemnify.
(c)	There is not, and during the three years preceding the date of this agreement there has not been, any collective labour dispute or industrial action affecting the Company.

(d)	No enquiry or investigation affecting the Company has been made or threatened in writing by any governmental or regulatory body in respect of any act, event, omission or other matter arising out of or in connection with:
(i)	any application for employment by any person;
(ii)	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any employee of the Company, and to the best of the Seller’s knowledge there is no circumstance which may give rise to any such claim or investigation.
6.4	Benefits on retirement, death, disability or leaving employment
The Company has not made any promises in respect of any benefits in relation to retirement, death, disability or termination of employment by/of any director or employee (or any spouse, child or dependant of any of them) of the Company, which go above the statutory requirements.
6.5	No bonus schemes
There is no scheme in operation by or in relation to the Company under which any employee or other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company.

SCHEDULE 4
LIMITATIONS ON CLAIMS
1.	Exclusions
1.1	In addition to any other limitations set out in this agreement the Seller shall not be liable in respect of a Claim (i) for indemnification under clause 9.2 to the extent that the matter or circumstance giving rise to that Claim was taken into account in the Accounts or the Completion Statement by way of a provision; or (ii) to the extent that the matter or circumstance giving rise to a Claim in respect of the Warranties or under clause 9.2(a) was fully and fairly disclosed in the Disclosure Letter.

1.2	The Seller shall not be liable in respect of a Claim to the extent that the relevant liability would not have arisen but for:
(a)	a change in legislation, or the withdrawal of any extra-statutory concession previously made by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or
(b)	a change after Completion in GAAP and the accounting policies adopted by the Company.
1.3	The Seller shall not be liable in respect of a Claim:
(a)	with respect to losses for taxes on the basis of any assessment which involves merely a delay in receiving a taxable income or in incurring deductible expenses (“redressement ayant la nature d’un simple décalage dans le temps d’un revenu ou d’une charge”), it being agreed that Seller will pay to the Purchaser all fines, penalties or interest incurred by the Company as a result of the above delay; or
(b)	to the extent that losses (a) shall be reduced by the value of any net tax benefit or tax savings realized by the Purchaser or the Company as a result of the occurrence of the relevant losses suffered by the Company as the case may be, including, for the avoidance of doubt, any tax which may be offset against other tax liability or retrievable taxes, or (b) shall be reduced by any payment obtained by the Purchaser or the Company in application of insurance policies or any other third party; or
(c)	with respect to any tax adjustment relating to a retrievable tax, except for all fines, penalties or interest incurred by the Company as a result of such tax adjustment; or
(d)	with respect to the value of the fixed assets as recorded in the Accounts or the Completion Statement;

(e)	with respect to the unavailability of any tax loss carry forwards; or

(f)	with respect to any retrievable or deductible taxes.
1.4	In order to avoid any double indemnification, the same Loss occurring as a result of breach of more than one representation and warranty shall only be indemnified once. A liability which has been taken into account in the Completion Statement shall not be claimed by the Purchaser again pursuant to other provisions of this agreement.

2.	Limits on claims
2.1	Subject to subparagraph 2.2, the Seller shall not be liable in respect of any Claim made under clause 9.2 unless the amount of Compensation or other indemnification to which the Purchaser would, but for this subparagraph, be entitled as a result of that Claim is at least EUR 25,000.

2.2	If more than one Claim under clause 9.2 arises from, or is caused by, the same or similar matter, matters, circumstance or circumstances and the aggregate amount of Compensation or other indemnification to which the Purchaser would be entitled as a result of those Claims is equal to or exceeds the sum specified in subparagraph 2.1, subparagraph 2.1 shall not apply to any of those Claims.

2.3	The Seller shall not be liable in respect of any Claim under clause 9.2 unless the amount of Compensation or other indemnification resulting from any and all such Claims (other than Claims disregarded under subparagraph 2.1) exceeds EUR 100,000 in which case the whole amount and not just the excess shall be paid by the Seller.

2.4	For the avoidance of doubt, the provisions of this paragraph 2 shall not apply to a Claim for adjustment made under clause 5.
3.	Aggregate limit
3.1	Subject to subparagraph 3.2 and clause 9.13, stipulating a different limit for Claims attributable to a deliberate misrepresentation (“Dol” as defined by Article 1116 of the French Civil Code) or Claims made with respect to the Warranted Statements set out in paragraphs 1.3 (Ownership of the Shares), 1.12 (Insolvency), and 1.1(a) and (b) (Capacity and consequences of sale) of schedule 3, the maximum aggregate liability of the Seller in respect of any and all Claims under 9.2 shall not exceed an amount equal to EUR 2,637,797 (in words: two million six hundred and thirty seven thousand seven hundred and ninety seven euros.

3.2	The maximum aggregate liability of the Seller determined under subparagraph 3.1 shall be increased by the amount of any interest payable by the Seller in respect of any payment not made when due under this agreement.
4.	Time limits
Subject to clause 9.13, the liability of the Seller in respect of the Warranties and the indemnification obligations set out in clause 9.2 shall terminate as follows:
(a)	in respect of any matter giving rise to a Claim for indemnification under clause 9.2(d) to 9.2(e), upon the date falling six months after the expiry of the relevant statutory limitation period (“prescription”) which would apply to the Third Party Claim giving rise to such Claim;
(b)	in respect of any matter giving rise to a Claim for indemnification under clause 9.2(c) or with respect to those Warranted Statements set out in section 4 (Taxation) of schedule 3 or otherwise relating to Taxation, upon the date falling six months after the expiry of the relevant statutory limitation period (“prescription”) which would apply vis a vis the relevant Taxation Authority to that matter; and
(c)	on the second anniversary of Completion in respect of all other Warranted Statements and Claims,

except in respect of any Claim of which notice of a Claim is given to the Seller pursuant to clause 9.6 before the relevant date.
5.	Assessment and payment of damages
Any payment made by the Seller in respect of a Claim shall, to the extent possible, be deemed to be a reduction in the Consideration.
6.	Excess Recovery
6.1	This paragraph applies if:
(a)	the Seller makes a Compensation or other indemnification payment (excluding any interest on a late payment) in respect of a Claim (the Compensation Payment); and
(b)	within six months of the making of the relevant payment the Company or the Purchaser receives any sum which would not have been received but for the circumstance which gave rise to that Claim (the Third Party Sum);
(c)	the receipt of that the Third Party Sum was not taken into account in calculating the Compensation or other indemnification; and
(d)	the aggregate of the Third Party Sum and the Compensation Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Claim in question, such excess being the Excess Recovery.

If this paragraph applies, the Purchaser shall, promptly on receipt of the Third Party Sum by it or the Company, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Compensation Payment, after deducting (in either case) all costs incurred by the Purchaser or the Company in recovering the Third Party Sum and any taxation payable by the Purchaser or the Company by virtue of its receipt.

SCHEDULE 5
COMPLETION
PART 1
SELLER’S OBLIGATIONS
At Completion the Seller shall procure:
(a)	the delivery to the Purchaser of:
(i)	the Short Form Agreement duly executed by the Seller effecting a transfer in favour of the Purchaser or its nominee(s) of all the Shares;
(ii)	agreement on the waiver/release of the pledge granted over 1,406 of the Shares in Agreed Form and the evidence that the indemnity due to APR under the settlement agreement entered into on 12 December 2007 between APR, the Seller, the Company and Axa France IARD SA has been fully paid or satisfied duly executed by APR, the Seller, and the Company;
(iii)	resolution of the works council of the Company acknowledging that it has been duly informed and consulted in relation to the sale and purchase of the Shares;
(iv)	such waivers or consents as may be necessary to enable the Purchaser or its nominee(s) to become the registered holder of all the Shares;

(v)	updated share registry and shareholder accounts of the Company;

(vi)	the Service Agreement duly executed by the Company and the French Guarantor;
(vii)	the resignation of the French Guarantor as the chairman of the Company, in each case acknowledging that he has no claim against the Company, whether for loss of office or otherwise;
(viii)	minutes of the Seller’s shareholder meeting authorizing the transfer of the Shares; and

(ix)	the Share Escrow Agreement duly executed by the Seller.

PART 2
PURCHASER’S OBLIGATIONS
Subject to the Seller having done or procured to be done those things set out in part 1 of this schedule, at Completion the Purchaser shall:
(a)	make a payment by an irrevocable wire transfer in immediately available funds to the Seller of the Cash Consideration less EUR 740,000 which shall be paid by the Purchaser to APR on behalf of the Seller in order to release the right to pledge granted over 1,406 of the Shares in favour of APR;
(b)	transfer the Consideration Shares to the Seller and deliver to the Seller a certificate representing the Consideration Shares other than the Escrowed Shares;
(c)	deliver to the Seller a certified copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the execution of this agreement and each of the other Transaction Documents to which it is or is to be a party;
(d)	deliver to the Seller a certified copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the US Guarantor authorising the execution of this agreement; and
(e)	delivery of a letter of opinion from RPS’s lawyers to the effect that the Consideration Shares have been duly issued.

SCHEDULE 6
COMPLETION STATEMENT
PART 1
PREPARATION OF THE COMPLETION STATEMENT
1.	Preparation Of Draft Completion Statement

To enable the Actual Net Current Assets to be ascertained, as soon as reasonably practicable and by no later than on 15 March, 2009 the Seller and the Purchaser shall co-operate and the Seller shall procure that the Company under supervision of the Seller and its advisers prepares and delivers to the Seller and the Purchaser a draft completion statement setting out the Actual Net Current Assets of the Company as at Completion (the draft Completion Statement). The Draft Completion Statement shall show the items shown in part 2 of this schedule and shall be prepared in accordance with the specific polices set out in part 3 of this schedule and, to the extent which it does not conflict with those specific policies, GAAP.

2.	Notification Of Disputed Items

Within 15 Business Days of delivery to the Seller and the Purchaser of the draft Completion Statement, the Purchaser shall give a notice to the Seller of any item or items it wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. An adjustment may only be proposed if, together with other proposed adjustments, it exceeds EUR 5,000. If by the expiry of such period of 15 Business Days, no such notice is given to the Seller or the Purchaser has given notice to the Seller that there are no items it wishes to dispute, the draft Completion Statement shall constitute the Completion Statement for the purposes of this agreement.

3.	Resolution Of Disputed Items And Finalisation Of The Completion Statement

If, in accordance with this schedule, notice is given to the Seller as to any item or items in dispute:
(a)	the Seller and the Purchaser shall attempt to agree in writing the item or items disputed;
(b)	if any such item or items are not agreed in writing within 35 Business Days of the delivery to the Purchaser of the draft Completion Statement, the item or items in dispute shall be decided upon by the Independent Accountants; and
(c)	the draft Completion Statement adjusted to take account of each item in dispute (of which notice is given in accordance with this schedule) as agreed in writing or as determined by the Independent Accountants (as the case may be), shall constitute the Completion Statement for the purposes of this agreement.
4.	Provision of information

The Seller shall provide the Purchaser with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which it may reasonably require for the purposes of this schedule. The Purchaser shall, and shall procure that the Company shall, provide the Seller with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which it may reasonably require for the purposes of this schedule.

PART 2
ACTUAL NET CURRENT ASSETS
Actual Net Current Assets shall be defined as current assets less current liabilities on the date of Completion.
Current Assets
Cash and other resources that are expected to turn to cash or to be used up within one year of the balance sheet date. Current assets are presented in the order of liquidity, i.e., cash, temporary investments, accounts receivable, inventory, supplies, prepaid insurance.
Current assets will include the following asset account line items: cash and cash equivalents, restricted cash, accounts receivable, trade debtors, other debtors, prepaid expenses, work in progress and other current assets.
Current assets will exclude the following asset account line items: intangible assets, property and equipment, financial assets, receivables from related companies, long term financial investments, investments in affiliates, guarantees and deposits, deferred tax assets and other long term assets.
Current Liabilities
Obligations due within one year of the balance sheet date. Another condition is that the item will use cash or it will create another current liability. (This means that if a bond payable is due within one year of the balance sheet date, but the bond will be retired by a bond sinking fund (a long term restricted asset) the bond will not be reported as a current liability.)
Current liabilities will include the following liability account line items: accounts payable, accrued expenses, social and tax accruals, customer deposits, deferred revenue, lines of credit, liabilities to banks, liabilities to affiliated companies, shareholder loans, tax accruals, short term debt — credit cards, trade creditors, liabilities for grants received (related to restricted cash), provisions for contingencies and charges, debt related to litigation, and other current liabilities.
Current liabilities will exclude the following liability account line items: long term debt, deferred tax liability, pensions, and long term liabilities to banks.

PART 3
ACCOUNTING POLICIES
Financial Statements
Income Statement Items
Revenue Recognition
Revenues and the related costs of fee-for-service contracts are recognized in the period in which services are performed. Fixed-price contract revenue is recognized as services are performed, on a proportional performance basis, based on the ratio that costs incurred to date bear to estimated total costs at completion. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract estimates are made in the periods in which the facts that require the revisions become known. When the revised estimate indicates a loss, such loss is provided for in the financial statements during that period. Deferred revenue represents amounts billed to customers in excess of revenue recognized. Accounts receivable from customers, which represent deposits to be applied to customer invoices in future years or returned to the customer upon expiration of the contract are recorded in customer deposits. Provisions for sales allowances, based on historical experience, are recorded at the time the related revenue is recognized.
Cost Recognition
Costs are generally recognized when incurred. Costs are “matched” against revenues and should be recorded in the same accounting period. Costs that benefit several periods, such as depreciation, should be allocated systematically over relevant periods.
Balance Sheet Items
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less from date of purchase.
Restricted Cash
Restricted cash is cash received in advance from certain customers specifically for the payment of investigator fees relating to specific projects. Such amounts should be segregated from operating cash and offset with the liability to pay these amounts out.
Accounts Receivable
Accounts receivable are presented in the balance sheet at net realizable value. Net realizable value equals the gross receivable less the allowance for bad debts.
Prepaid Expenses
Prepaid expenses result from prepaying cash or incurring a liability. Prepaid expenses are presented under current assets even though they are not expected to be converted into cash because the prepaid items would have required the use of current assets if they were not paid in advance.

Fair Value of Financial Instruments
The carrying value of financial instruments including cash, accounts receivable, accounts payable, and lines of credit approximates their fair value based on the short-term nature of these instruments.
Property and Equipment
Property and equipment are recorded at cost. Expenditures for repairs and maintenance which do not extend the useful life of the related assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 1 to 5 years.
Customer Deposits
Amounts received in advance from a customer to be recorded in the financials as a liability. Customer deposits include the liability offset for investigator cash received.
Accounts Payable
Accounts payable are presented as a current liability on the balance sheet and detail the amounts owed for services or items purchased on credit.
Accrued Expenses
Services or expenses incurred that have already been provided but for which no invoice has been received, such as professional fees.
Deferred Revenue
Amounts received in advance of the revenue being recognized.
Current Assets
Cash and other resources that are expected to turn to cash or to be used up within one year of the balance sheet date. Current assets are presented in the order of liquidity, i.e., cash, temporary investments, accounts receivable, inventory, supplies, prepaid insurance.
Current Liabilities
Obligations due within one year of the balance sheet date. Another condition is that the item will use cash or it will create another current liability. (This means that if a bond payable is due within one year of the balance sheet date, but the bond will be retired by a bond sinking fund (a long term restricted asset) the bond will not be reported as a current liability.)

PART 4
It is agreed that the dividend declared in March, 2007 for EUR 301,529 has been or shall be waived by the Seller and shall not, therefore, be either paid to the Seller on or after Completion or included in current liabilities of the Company for the purposes of ascertaining Actual Net Current Assets. It is also agreed that any Taxation for which the Company is liable in consequence of the Seller’s waiver of such dividend shall not be included in current liabilities of the Company for the purposes of ascertaining Actual Net Current Assets, nor shall it be the subject of a Claim for indemnification pursuant to clause 9.2(c).

SCHEDULE 7
INDEPENDENT ACCOUNTANTS
1.	If in the course of ascertaining the Actual Net Current Assets the Seller and Purchaser are unable to agree, and the matter in question is required, under the relevant provision of this agreement, to be determined by Independent Accountants, the matter shall be referred to Deloitte & Touche. If Deloitte & Touche declines the appointment, the matter shall be referred to KPMG. Both Deloitte & Touche and KPMG are independent from the Seller, the French Guarantor, the Purchaser and the US Guarantor. If both Deloitte & Touche and KPMG have declined the appointment and the Seller and the Purchaser fail to agree on the choice of the Independent Accountants within fifteen (15) calendar days following the decision of KPMG to refuse to accept the assignment, or if the duly appointed Independent Accountants are unable for any reason to perform their role, new Independent Accountants will be appointed by the President of the Paris Commercial Court ruling in summary proceedings (“référé”) on the application filed by the Seller or the Purchaser.

2.	The Independent Accountants shall act on the following basis:
(a)	the Independent Accountants shall act as experts and not as arbitrators;
(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Seller and/or the Purchaser within 10 Business Days of the Independent Accountants’ appointment;
(c)	the assignment of the Independent Accountant shall be limited (i) to the resolution of those items in dispute between the parties and (ii) to review the disputed items of the Actual Net Current Assets and/or the Uncollected Debt (iii) calculate the Actual Net Current Assets and/or the Uncollected Debt (iv) calculate either the negative or positive difference between the Required Net Current Assets and the Actual Net Current Assets and/or the Uncollected Debts (if applicable). The findings of the Independent Accountant shall be binding on the parties, shall be final and shall not be subject to appeal;
(d)	their terms of reference shall be as set out in schedule 6 and in case the Independent Accounts decide they are unable to fully comply with these terms, GAAP will be applied;
(e)	the Independent Accountants (i) shall comply with the rules on independence and the right of each party to be heard and be informed of all communication between the parties (“principe du contradictoire”), and the parties shall procure that the Independent Accountants shall file their report within ninety (90) days of being appointed, unless otherwise agreed in writing by the Purchaser, the Seller and the Independent Accountants; and (ii) shall apply the principles and policies set out in schedule 6;
(f)	the Independent Accountants shall decide the procedure to be followed in the determination;
(g)	the Seller and the Purchaser shall each provide and the Purchaser shall procure that the Company shall provide (and, to the extent they are reasonably able to do so, shall procure that their respective accountants and the statutory accountants of the Company shall provide) the Independent Accountants and the Seller promptly with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Company;
(h)	the determination of the Independent Accountants shall be final and binding on the parties except in the event of gross mistake(“erreur grossière”); and
(i)	the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand.

SCHEDULE 8
INTERPRETATION
1.	In this agreement:

Accounts means the audited balance sheet as at the Accounts Date and audited profit and loss account (in France: “Bilan et Compte de Résultat Audités”) for the year ended on that date of the Company, a copy of each of which is in the Agreed Form and is attached to the Disclosure Letter;

Accounts Date means 31 December 2007;

Actual Net Current Assets means the actual amount of net current assets at Completion, as calculated after Completion in accordance with clause 5 and schedule 6;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

Business means the business of various clinical operations services including, without limitation, conducting of clinical trials from Phase I to IV and carrying out epidemiological studies and surveys;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the State of New York and in France for normal business;

Cash Consideration means that part of the consideration for the sale of the Shares set out in clause 4 as is payable in cash;

Claim means a claim by the Purchaser or any person deriving title from it:
(a)	the basis of which is that a Warranted Statement is, or is alleged, to be untrue or inaccurate; or

(b)	for indemnification pursuant to subclauses 9.2(a) and 9.2(c) to 9.2(e); or

(c)	otherwise made under this agreement;
Claim Notice has the meaning ascribed to it in clause 9.6;

Company means THERAPHARM RECHERCHES TH.R., company registration number 319 378 774 R.C.S. NANTERRE, having its registered office at 60 Rue Carnot 92100 Boulogne Billancourt, France;

Compensation means the amount of any deficiency in assets, loss (excluding indirect or consequential loss or loss of opportunity) or any liability of the Company which arises from any of the Warranties being untrue or inaccurate and which would not have existed or arisen if the Warranty in question had not been untrue or inaccurate, together with reasonable costs and expenses incurred by the Purchaser in making and enforcing the Warranty Claim and reasonable costs and expenses incurred by the Company in seeking to discharge its duty to mitigate the adverse consequences of the relevant matter or circumstance;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement or the date thereof, as the case may be;
Completion Statement means the statement of Actual Net Current Assets to be prepared in accordance with, and in the form set out in schedule 6;
Consideration means the consideration for the sale of the Shares set out in clause 4;
Consideration Shares means 1,497,864 (in words: one million, four hundred and ninety seven thousand, eight hundred and sixty four) ordinary shares in the capital of the US Guarantor to be issued to the Seller according to clause 4;
Disclosure Letter means the letter of the same date as this agreement from the Seller to the Purchaser;
Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;
Escrow Agent means JP Morgan Chase Bank, National Association, acting through its London Branch located at 60 Victoria Embankment, London, EC4Y 0JP;
Escrowed Shares means any Consideration Shares which are at any time in escrow as security and are not released pursuant to the terms of this agreement and the Share Escrow Agreement;
Existing Clinical Trials Agreements means any clinical pharmacology agreement, clinical study agreement, biometrics agreement or outsourcing agreement regarding clinical trials to which the Company became a party before Completion and performance of which is to continue after Completion;
GAAP means the generally accepted accounting principles applied in France, as consistently applied by the Company (in France: “principe de permanence”);
IMITIS means the company of which details are set out in part 2 of schedule 1;
Independent Accountants means such firm of chartered accountants as stipulated in schedule 7;
Intellectual Property Rights means (i) copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
Leasehold Properties means those Properties shortly described in schedule 2 and Leasehold Property means any of them;
Losses means losses (excluding indirect or consequential loss or loss of opportunity), costs, liabilities, charges, taxes, expenses and penalties including reasonable legal and other professional fees and costs;
Past Agreement means:

(a)	any agreement for the performance of clinical trials between the Company and Applied Pharma Research SA;
(b)	the Settlement Agreement between the Seller, the Company, Axa France IARD SA and Applied Pharma Research SA with respect to indemnification of Applied Pharma Research SA and any related guarantee or indemnification arrangements between these entities; and
(c)	any clinical pharmacology agreement, clinical study agreement, biometrics agreement or outsourcing agreement regarding clinical trials by the Company which has been fully performed prior to Completion;
Pledge means the right to a pledge granted over 1,406 of the Shares in favour of Applied Pharma Research SA;

Properties means the properties shortly described in schedule 2 and includes every part of each of them and Property means any of them;

Required Net Current Assets means EUR 1,150,500 (in words: one million one hundred and fifty thousand, five hundred euros) being the net current asset value of the Company intended by the parties as at Completion calculated on the basis of part 2 of schedule 6;

RPS France means any subsidiary of the Purchaser to be incorporated under the laws of France;

Service Agreement means the service agreement between the French Guarantor and the Company in the Agreed Form;

Shares means all the issued shares in the capital of the Company;

Share Escrow Agreement means the escrow agreement between the Seller, the Purchaser, and the Escrow Agent, executed on or about the date of this agreement;

Short Form Agreement means the share transfer form (“ordre de movement”) in favour of the Purchaser for the transfer of the Shares to be executed by the Seller on the date hereof;

Subsidiary means collectively or individually, as the case may be, legal entities over which the Purchaser and the Seller have either direct or indirect control where control shall have the meaning set forth in Article L.233-3 of the French Commercial Code, or the power to control the appointment of the officers or directors of this legal person or their equivalents;

Taxation means:
(a)	any charge, tax, duty, levy, impost and withholding having the character of taxation, wherever chargeable, imposed for support of national, state, federal, cantonal, municipal or local government or any other governmental or regulatory authority, body or instrumentality including but not limited to tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes; and
(b)	any penalty, fine, surcharge, interest, charges or additions to taxation payable in relation to any taxation within (a) above;

Taxation Authority means any taxing or other authority competent to impose, administer or collect any Taxation;

Third Party Claim has the meaning ascribed to it in clause 9.6;

Transaction Documents means this agreement, the documents referred to in it, the Share Escrow Agreement, and any other agreements executed or to be executed by the parties on the date of this agreement or Completion, except for the Service Agreements, and Transaction Document means any of them;

VAT means value added tax chargeable under or pursuant to the applicable laws;

Warranted Statements has the meaning given in clause 9.1, and Warranted Statement means one of them; and

Warranties means the representations and warranties on the part of the Seller contained in clause 9.1.

2.	Where any statement in schedule 3 or in the Disclosure Letter is qualified by the expression “so far as the Seller is aware” or “to the best of the Seller’s knowledge, information and belief” or any similar expression, that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of the French Guarantor and Mr. Philippe Renout.

3.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);
(b)	any enactment which that enactment re-enacts (with or without modification); and
(c)	any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).
4.	In this agreement:
(a)	words denoting persons include bodies corporate and unincorporated associations of persons;
(b)	references to an individual/a natural person include his estate and personal representatives;
(c)	subject to clause 17, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;
(d)	a person shall be deemed connected or related with a specified person if that person is a spouse, partner, parent, child or sibling (however, not Mrs. Marie Cournot as regards the French Guarantor) of the specified person or that person directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified person; for such purposes, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”)

shall have the meaning set forth under Article L. 233-3 of the French Commercial Code;
(e)	the words including and include shall mean including without limitation and include without limitation, respectively;
(f)	any reference importing a gender includes the other genders;
(g)	any reference to a time of day is to Paris time;
(h)	any reference to e is to Euro and any reference to $ is to United States dollars;
(i)	any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of e-mail;
(j)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;
(k)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and
(l)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
5.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.

6.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

SIGNATORIES

Seller

Signed by ANTOINE COURNOT	)	/s/ Antoine Cournot
for APA RESEARCH SARL

French Guarantor

Signed by ANTOINE COURNOT	)	/s/ Antoine Cournot

Purchaser

Signed by JAN HALAMA	)	/s/ Jan Halama
for ReSearch Pharmaceutical Services Netherlands B.V. under a power of attorney	)

US Guarantor

Signed by JAN HALAMA	)	/s/ Jan Halama
for Research Pharmaceutical Services, Inc. under a power of attorney